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BOSTON PROPERTIES LIMITED PARTNERSHIP INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Exhibit 99.1

Item 2.    Financial Information

Selected Consolidated Financial and Operating Data

        The following table sets forth the selected financial and operating data for Boston Properties Limited Partnership ("BPLP"), together with its subsidiaries, on a historical consolidated basis, which has been revised for the adoption of SFAS 145 and the disposition of properties during 2003 which have been reclassified as discontinued operations, for the periods presented. Refer to footnotes 16 and 26 of the consolidated financial statements. The following information should be read in conjunction with the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this Form 10.

        Historical operating results for BPLP together with its subsidiaries, including net income, may not be comparable to our future operating results.

	Boston Properties Limited Partnership
	For the year ended December 31,
(In thousands, except per unit data)
	2002	2001	2000	1999	1998
Statement of Operations Information:
Total revenue	$1,186,168	$987,012	$844,643	$741,305	$474,909
Expenses:
Operating:
Rental	368,239	313,998	264,376	235,058	134,030
Hotel	31,086	—	—	—	—
General and administrative	47,292	38,312	35,659	29,455	22,504
Interest	263,067	211,391	204,900	193,135	111,401
Depreciation and amortization	179,205	143,779	127,910	114,430	70,560
Net derivative losses	11,874	26,488	—	—	—
Loss from early extinguishment of debt	2,386	—	433	—	7,742
Loss on investments in securities	4,297	6,500	—	—	—

Total expenses	907,446	740,468	633,278	572,078	346,237

Income before income from unconsolidated joint ventures and minority interests in property partnerships	278,722	246,544	211,365	169,227	128,672
Income from unconsolidated joint ventures	7,954	4,186	1,758	468	—
Minority interests in property partnerships	2,065	1,085	(932)	(4,614)	(2,554)

Income before gain (loss) on sale of real estate and land held for development	288,741	251,815	212,191	165,081	126,118
Gain (loss) on sale of real estate and land held for development	233,304	11,238	(313)	8,735	—

Income before discontinued operations	522,045	263,053	211,878	173,816	126,118
Discontinued operations:
Income from discontinued operations	17,997	29,288	16,981	13,145	4,161
Gain on sale of real estate from discontinued operations	30,916	—	—	—	—

Income before cumulative effect of a change in accounting principle	570,958	292,341	228,859	186,961	130,279
Cumulative effect of a change in accounting principle	—	(8,432)	—	—	—

Net income before preferred distributions	570,958	283,909	228,859	186,961	130,279
Preferred distributions	(31,258)	(36,026)	(32,994)	(32,111)	(5,830)

Net income available to common unitholders	$539,700	$247,883	$195,865	$154,850	$124,449

Balance Sheet Information (at the end of the period):
Real estate, gross	$8,608,052	$7,423,979	$6,112,779	$5,612,258	$4,917,193
Real estate, net	7,785,919	6,704,125	5,526,060	5,141,667	4,559,809
Cash	55,275	98,067	280,957	12,035	12,166
Total assets	8,365,344	7,219,583	6,226,470	5,434,772	5,235,087
Total indebtedness	5,147,220	4,314,942	3,414,891	3,321,584	3,088,724
Minority interests in property partnerships	29,882	34,428	—	15,500	350,978
Redeemable partnership units	1,105,561	1,287,866	1,631,595	1,237,238	1,125,357
Partners' capital	1,806,869	1,342,592	993,847	686,788	551,379
Other Information:
Funds from operations(1)	$466,899	$397,934	$330,868	$266,631	$205,209
Funds from operations, as adjusted(1)	$487,293	415,904	330,868	266,631	205,209
Distributions declared per common unit	2.41	2.27	2.04	1.75	1.64
Cash flow provided by operating activities	437,380	419,403	329,474	290,027	215,287
Cash flow used in investing activities	(1,017,283)	(1,303,622)	(563,173)	(641,554)	(2,179,215)
Cash flow provided by financing activities	537,111	701,329	502,621	351,396	1,958,534
Total square feet at end of year	42,411	40,718	37,926	35,621	31,077
Occupancy rate at end of year	93.9%	95.3%	98.9%	98.4%	97.1%

(1)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Funds from Operations."

Management's Discussion and Analysis of Financial Condition and Results of Operation

        The following discussion should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this report.

Forward Looking Statements

        This Form 10 contains forward-looking statements within the meaning of the federal securities laws, principally, but not only, under the captions "Business and Growth Strategies," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." We caution investors that any forward-looking statements in this Form 10, or which management may make orally or in writing from time to time, are based on management's beliefs and on assumptions made by, and information currently available to, management. When used, the words "anticipate," "believe," expect," "intend," "may," "might," "plan," "estimate," "project," "should," "will," "result" and similar expressions which do not relate solely to historical matters are intended to identify forward-looking statements. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We caution you that, while forward-looking statements reflect our good faith beliefs when we make them, they are not guarantees of future performance and are impacted by actual events when they occur after we make such statements. We expressly disclaim any responsibility to update our forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on results and trends at the time they are made, to anticipate future results or trends.

        Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, among others, the following:

  •
  general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants' financial condition, and competition from other developers, owners and operators of real estate);

  •
  risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively our growth and expansion into new markets or to integrate acquisitions successfully;

  •
  risks and uncertainties affecting property development and construction (including, without limitation, construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities);

  •
  risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; costs of compliance with the Americans with Disabilities Act and other similar laws;

  •
  potential liability for uninsured losses and environmental contamination;

  •
  risks associated with Boston Properties, Inc.'s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and

  •
  risks associated with our dependence on key personnel whose continued service is not guaranteed.

        The risks included here are not exhaustive. Other sections of this Form 10 may include additional factors which could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Investors should also refer to our quarterly reports on Form 10-Q for future periods and current reports on Form 8-K as we file them with the SEC, and to other materials we, or Boston Properties, Inc., our general partner, may furnish to the public from time to time through Forms 8-K or otherwise.

Critical Accounting Policies

        The SEC published cautionary advice in December 2001 regarding MD&A disclosure of critical accounting policies. The significant accounting policies are also discussed in Note 1 of our financial statements. These critical accounting policies are subject to judgments and uncertainties, which affect the application of these policies. We base our estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances. On an on-going basis, we evaluate our estimates. In the event estimates or assumptions prove to be different from actual results, adjustments are made in subsequent periods to reflect more current information. The material accounting policies that we believe are most critical to the understanding of our financial position and results of operations that require significant management estimates and judgments are discussed below.

Real Estate

        Upon acquisitions of real estate, we assess the fair value of acquired assets (including land, buildings, tenant improvements, acquired above and below market leases and the origination cost of acquired in-place leases in accordance with SFAS No. 141) and acquired liabilities, and allocate purchase price based on these assessments. We assess fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends, and market/economic conditions that may affect the property. Our properties are reviewed for impairment if events or circumstances change indicating that the carrying amount of the assets may not be recoverable. If we incorrectly estimate the values at acquisition or the undiscounted cash flows, initial allocations of purchase price and future impairment charges may be different.

        Real estate is stated at depreciated cost. The cost of buildings and improvements include the purchase price of property, legal fees and acquisition costs. Costs directly related to the development of properties are capitalized. Capitalized development costs include interest, internal wages, property taxes, insurance, and other project costs incurred during the period of development.

        We periodically review our properties to determine if our carrying amounts will be recovered from future operating cash flows. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements which could differ materially from actual results in future periods. Since cash flows on properties considered to be "long-lived assets to be held and used" as defined by FAS 144 are considered on an undiscounted basis to determine whether an asset has been impaired, our established strategy of holding properties over the long term directly decreases the likelihood of recording an impairment loss. If our strategy changes or market conditions otherwise dictate an earlier sale or disposal date, an impairment loss may be recognized. If we determine that impairment has occurred, the affected assets must be reduced to their fair value. No such impairment losses have been recognized to date.

        A variety of costs are incurred in the acquisition, development and leasing of our properties. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project is substantially complete and capitalization must cease involves a degree of judgment. Our capitalization policy on our development properties is guided by SFAS No. 34 "Capitalization of Interest Cost" and SFAS No. 67 "Accounting for Costs and the Initial Rental Operations of Real Estate Properties," and ceases capitalization when the property is held available for occupancy upon substantial completion of tenant improvements, but no later than one year from the completion of major construction activity. In the third quarter of 2002, we substantially completed construction of the base building at 611 Gateway in South San Francisco. Although substantial construction remained which would allow continued capitalization until the earlier of completion of tenant build-out or one-year, and since we have no leasing prospects and do not expect to lease the property within the next year, the building was placed in-service during the third quarter of 2002. Accordingly, since July 2002 all costs are being expensed as incurred.

Investments in Unconsolidated Joint Ventures

        We account for our investments in unconsolidated joint ventures under the equity method of accounting as we exercise significant influence, but do not control these entities. These investments are recorded initially at cost, as Investments in Unconsolidated Joint Ventures, and subsequently adjusted for equity in earnings and cash contributions and distributions. Any difference between the carrying amount of these investments on our balance sheet and the underlying equity in net assets is amortized as an adjustment to equity in earnings of unconsolidated joint ventures over 40 years. Under the equity method of accounting, the net equity investment is reflected on our consolidated balance sheets, and our share of net income or loss from the joint ventures is included on our consolidated statements of operations. The joint venture agreements may designate different percentage allocations among the investors for profits and losses, however our recognition of joint venture income or loss generally follows the joint ventures' distribution priorities, which may change upon the achievement of certain investment return thresholds.

        We serve as the development manager for the joint ventures currently under development. The profit on development fees received from joint ventures is recognized to the extent attributable to the outside interests in the joint ventures, in addition to internal costs.

Revenue Recognition

        Base rental revenue is reported on a straight-line basis over the terms of our respective leases. Accrued rental income represents rental income earned in excess of rent payments received pursuant to the terms of the individual lease agreements. We maintain an allowance against accrued rental income for future potential tenant credit losses. The credit assessment is based on the estimated accrued rental income that is recoverable over the term of the lease. We also maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required rent payments. The computation of this allowance is based on the tenants' payment history and current credit status, as well as certain industry or geographic specific credit considerations. If our estimates of collectibility differ from the cash received, the timing and amount of our reported revenue could be impacted. The average remaining term of our in-place tenant leases was approximately 7.2 years as of December 31, 2002. The credit risk is mitigated by the high quality of our tenant base, review of the tenant's risk profile prior to lease execution and continual monitoring of our portfolio to identify potential problem tenants.

        Recoveries from tenants consisting of amounts due from tenants for common area maintenance, real estate taxes and other recoverable costs are recognized as revenue in the period the expenses are incurred. Tenant reimbursements are recognized and presented in accordance with EITF Issue 99-19 "Reporting Revenue Gross as a Principal versus Net as an Agent" ("Issue 99-19"). Issue 99-19 requires that these reimbursements be recorded gross, as we are generally the primary obligor with respect to purchasing goods and services from third-party suppliers, have discretion in selecting the supplier, and have credit risk.

        Our hotel revenues are derived from room rentals and other sources such as charges to guests for long-distance telephone service, fax machine use, movie and vending commissions, meeting and banquet room revenue and laundry services. Hotel revenues are recognized as earned.

        Development fees are recognized ratably over the period of development, as earned. Management fees are recognized as revenue as they are earned.

        Gains on sales of real estate are recognized pursuant to the provisions of SFAS No. 66 "Accounting for Sales of Real Estate." The specific timing of the sale is measured against various criteria in SFAS No. 66 related to the terms of the transactions and any continuing involvement in the form of management or financial assistance associated with the properties. If the sales criteria are not met, we defer gain recognition and account for the continued operations of the property by applying the finance, installment or cost recovery methods, as appropriate until the sales criteria are met.

Depreciation

        We compute depreciation on our properties using the straight line method based on an estimated useful life of 40 years. The portion of the acquisition cost allocated between land and building each property may vary based on estimated land value and other factors. The allocation of the acquisition cost to building and the determination of the useful life are based on management's estimates of the composite life of the building.

Fair Value of Financial Instruments

        On a quarterly basis, we calculated the fair value of our mortgage debt and unsecured notes. We discount the spread between the future contractual interest payments and future interest payments on our mortgage debt and unsecured notes based on a current market rate. In determining the current market rate, we add a market spread to the quoted yields on federal government treasury securities with similar maturity dates to our own debt. In addition, we are also required to adjust the carrying values of our derivative contracts on a quarterly basis to its fair value. Because our valuations of our financial instruments are based on these types of estimates, the fair value of our financial instruments may change if our estimates do not turn out to be accurate.

Overview

        Notwithstanding a decrease in tenant demand and higher reported vacancy rates, which have been impacted by stagnant job growth and the substantial supply of sub-lease space brought back to market due to overzealous expectations of economic growth which did not materialize, we produced a solid operating performance in 2002, increasing diluted earnings per share, excluding gains on sales of properties, by 13.8% on a year-to year basis. Our increase in revenues in 2002 as compared to 2001 was almost entirely attributable to properties acquired or placed in service during 2002. Highlights of the 2002 operating performance include:

  •
  completion of major new development projects at 5 Times Square Tower and 111 Huntington Avenue;

  •
  acquisition of 399 Park Avenue in midtown Manhattan;

  •
  opportunistic sale of premier assets in Washington, D.C.; and

  •
  enhancement of capital structure thorough the placement of $750 million investment grade ten year 6.25% notes due 2013.

        During 2002, we added 4.5 million net rentable square feet to our portfolio by completing an acquisition totaling approximately $1.06 billion and completing developments totaling approximately $924.0 million. In addition, as of December 31, 2002, we had construction in progress representing a total anticipated investment of approximately $924.0 million and a total of approximately 2.8 million net rentable square feet.

        Also in 2002, we sold seven properties and other real estate totaling 1.5 million net rentable square feet. We received gross proceeds from the sale of this real estate of approximately $428.0 million. On the 2.7 million net rentable square feet of second generation space renewed or re-leased during the year, new net rents were on average approximately 6.8% higher than the expiring net rents. At December 31, 2002, our in-service portfolio was 93.9% occupied.

        The difficulties and uncertainties characterizing the economy since 2001 still prevail and there is no sign yet of the job growth necessary for increasing office space demand. It is worth noting that, in this real estate cycle, previous over-commitments to space by tenants, particularly among technology companies, had an unprecedented role in subsequently rising vacancy rates while excessive speculative construction played a much lesser role, and that the market responded quickly to declining demand with a halt in almost all new construction. While this bodes well for the future, we do not foresee a significant improvement in the market in 2003. Decreased tenant activity makes it unlikely that occupancy rates will increase this year, and since there will be no shortage of opportunities for tenants, increases in market rents are unlikely, with further declines possible. As a consequence we expect little or no growth in 2003 in the income generated within our portfolio.

        One of our focuses for 2003 is completing the leasing of three development projects recently put into service or still under construction. Two suburban projects with 555,000 net rentable square feet in total and base building construction completed, Waltham Weston Corporate Center in Waltham, Massachusetts, and 611 Gateway Center in south San Francisco, California, are impacted by low market demand and will not achieve stabilization for several years. The third project is Times Square Tower, a 47 story, 1.2 million net rentable square foot building currently under construction in New York City at the heart of Times Square. Arthur Andersen LLP had originally been secured as lead tenant for this property, which is now being actively re-marketed after the termination of the Arthur Andersen lease in the wake of that firm's demise last year. A 207,000 square foot lease with a major law firm was signed in January 2003, and we are very encouraged by the considerable additional active tenant interest in this property, but with initial occupancy not scheduled until 2004, Times Square Tower will of course not contribute to 2003 earnings.

        Our successful issuance of unsecured long- term debt, while beneficial overall in obtaining long-term fixed-rate investment grade debt, will negatively affect earnings for 2003 compared to last year. This fixed rate debt replaced floating rate construction financing in place during 2002 to fund development projects and part of the floating rate bridge financing that initially funded the acquisition of 399 Park Avenue. Thus our debt in 2003, by the nature of the yield curve, will be at measurably higher interest rates. This matching of long-term fixed rate financing to the long-term duration of our leases represents an appropriately prudent financial structure, but the impact will be some reduction in comparable net income.

Results of Operations

        The following discussion is based on our consolidated financial statements for the years ended December 31, 2002, 2001 and 2000.

        As of July 1, 2002, we reported the gross operating revenues and expenses associated with our ownership of the hotels by our TRS on a consolidated basis, whereas in the past, we only reported net lease payments and real estate taxes. The reporting of the hotel operations for the year ended December 31, 2002 is not directly comparable to the same period in 2001 and therefore the hotel operating expenses have been netted against hotel revenues for the year ended December 31, 2002 (otherwise entitled "Hotel Net Operating Income") to provide a basis of comparison to prior periods.

        As of December 31, 2002 and 2001, we owned 142 properties and 147 properties, respectively (we refer to all of the properties that we own as our "Total Portfolio"). Our property operations, including property management, development and leasing are regionally aligned with the objective of becoming the dominant landlord in our core markets. Management reviews operating and financial data for each property separately and independently from all other properties. Major decisions regarding the allocation of financing, investing, information technology and capital allocation are made in conjunction with the input of senior management located in our corporate headquarters.

        Effective January 1, 2002, we adopted the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"). SFAS No. 144 extends the reporting requirements of discontinued operations to include components of an entity that have either been disposed of or are classified as held for sale. During the three months ended March 31, 2003, we disposed of three Class A office properties located in Baltimore, Maryland, Midtown Manhattan, New York and Washington, D.C. Due to our continuing involvement in the management of the Washington, D.C. property after the sale, we have not categorized this property as discontinued operations. In accordance with SFAS No 144, the operating results of the properties sold in 2003 that qualify as discontinued operations have been reclassified as discontinued operations in the consolidated statements of operations for each of the three years in the period ended December 31, 2002.

        As a result of changes in 2002 within our Total Portfolio, the financial data presented below shows significant changes in revenues and expenses from period to period. We do not believe our period to period financial data are comparable. Therefore, the comparison of operating results for the years ended December 31, 2002, 2001 and 2000 show changes resulting from properties that we owned for each period compared (we refer to this comparison as our "Same Property Portfolio" for the applicable period) and the changes attributable to our Total Portfolio.

Comparison of the year ended December 31, 2002 to the year ended December 31, 2001

        The table below shows selected operating information for the Same Property Portfolio and the Total Portfolio. The Same Property Portfolio consists of 119 properties, including three hotels and five properties in which we have a joint venture interest, acquired or placed in service on or prior to January 1, 2001 and owned by us through March 31, 2003. The Total Property Portfolio includes the effect of the other properties either placed in service or acquired after January 1, 2001 or disposed of on or prior to March 31, 2003. Our net property operating margins, which are defined as rental revenues less operating expenses exclusive of the three hotel properties for the year ended December 31, 2002, have ranged between 67% and 70%.

	Same Property Portfolio				Total Portfolio
(dollars in thousands)	2002	2001	Increase/ (Decrease)	% Change	2002	2001	Increase/ (Decrease)	% Change
Revenue:
Rental	$820,193	$808,631	$11,562	1.43%	$1,118,287	$954,006	$164,281	17.22%
Termination income	6,820	7,231	(411)	(5.68)%	6,842	8,656	(1,814)	(20.96)%
Development and management services	—	—	—	—	10,748	12,167	(1,419)	(11.66)%
Interest and other	—	—	—	—	5,504	12,183	(6,679)	(54.82)%

Total revenue	827,013	815,862	11,151	1.37%	1,141,381	987,012	154,369	15.64%

Operating expenses	283,275	274,321	8,954	3.26%	377,822	340,766	37,056	10.87%

Net operating income	543,738	541,541	2,197	0.41%	763,559	646,246	117,313	18.15%

Hotel operating revenues less operating expenses	23,284	26,768	(3,484)	(13.02)%	23,284	26,768	(3,484)	(13.02)%
Expenses:
General and administrative	—	—	—	—	47,292	38,312	8,980	23.44%
Interest	—	—	—	—	263,067	211,391	51,676	24.45%
Depreciation and amortization	129,273	126,074	3,199	2.54%	179,205	143,779	35,426	24.64%
Net derivative losses	—	—	—	—	11,874	26,488	(14,614)	(55.17)%
Loss from early extinguishment of debt	—	—	—	—	2,386	—	2,386	—
Losses on investments in securities	—	—	—	—	4,297	6,500	(2,203)	(33.89)%

Total expenses	129,273	126,074	3,199	2.54%	508,121	426,470	81,651	19.15%

Income before minority interests	$437,749	$442,235	$(4,486)	(1.01)%	$278,722	$246,544	$32,178	13.05%

Income from unconsolidated joint ventures	$5,225	$4,014	$1,211	30.17%	$7,954	$4,186	$3,768	90.01%

Gains on sales of real estate	$—	$—	$—	—	$233,304	$11,238	$222,066	1976.03%

Income from discontinued operations	$16,614	$25,806	$(9,192)	(35.62)%	$17,997	$29,288	$(11,291)	(38.55)%

Gains on sales of real estate from discontinued operations	$—	$—	$—	—	$30,916	$—	$30,916	—

Preferred distributions	$—	$—	$—	—	$(31,258)	$(36,026)	$(4,768)	(13.23)%

Rental Revenue

        The increase in rental revenue of $164.3 million in the Total Portfolio, which includes an increase in straight line rent of approximately $17.8 million, primarily relates to new leases signed and in place at December 31, 2002 in connection with the acquisition of Citigroup Center in the second quarter of 2001 and the acquisition of 399 Park Avenue in the third quarter of 2002, the commencement of occupancy at 111 Huntington Avenue in the fourth quarter of 2001 and the placing into service of Five Times Square in the first quarter of 2002. These events increased revenue by $194.5 million. This increase was offset by dispositions of properties throughout 2002 and 2003 and a decrease in occupancy rates from 95.3% at December 31, 2001 to 93.9% at December 31, 2002. Properties sold during 2002 and 2003 that were not included in discontinued operations included One and Two Independence Square and 2300 N Street.

Termination Income

        The termination income for the year ended December 31, 2002 was primarily related to three tenants in San Francisco who terminated their leases and made termination payments totaling approximately $4.0 million. This compared to termination income received in the prior year related primarily to six tenants throughout our portfolio who terminated their leases and made termination payments totaling approximately $6.6 million.

Development and Management Services

        The decrease in development and management income of $1.4 million primarily resulted from the completion of projects during 2001, including certain third party contracts as well as certain of our joint venture projects. This decrease was offset by development fees earned on a new joint venture project which was started in 2002 as well as an increase in management fees relating to certain of our joint ventures which were placed into service in 2002.

Interest and Other

        The decrease in interest and other expenses related to the Total Portfolio is a result of less interest earned due to lower average cash balances maintained and lower interest rates on cash balances during the year ended December 31, 2002 as compared to the year ended December 31, 2001. During the year ended December 31, 2001, the higher average cash balance was attributable to unused proceeds from an equity public offering by Boston Properties, Inc. of its common stock in October 2000 which proceeds were contributed to us.

Operating Expenses

        Property operating expenses (real estate taxes, utilities, insurance, repairs and maintenance, cleaning and other property-related expenses) in the Same Property Portfolio increased during the year ended December 31, 2002 primarily due to increases in real estate taxes of $4.2 million, or 4.3%, and increases in insurance of $4.0 million, or 70.4%. The increase in real estate taxes was primarily due to higher property tax assessments. Small increases in the other property operating expenses account for the remaining difference. Additional increases in property operating expenses in the Total Property Portfolio were primarily due to the additions of the Citigroup Center, Five Times Square, 399 Park Avenue and 111 Huntington Avenue properties and other properties that we acquired or placed in service after January 1, 2001. Increases in insurance in the Same Property Portfolio and Total Portfolio are related to increases in rates on existing coverage and the purchase of a separate stand-alone terrorism policy. The office leases include reimbursements from tenants for a portion of these operating expenses. The increases were offset by decreases related to properties that were sold during 2002.

Hotel Net Operating Income

        Net operating income for the hotel properties decreased by $3.5 million or approximately 13.0% for the year ended December 31, 2002 compared to the year ended December 31, 2001. Average occupancy and Revenue per Available Room ("REVPAR") for the hotel properties were 80.7% and $146.25, respectively, for the year ended December 31, 2002 compared to 80.5% and $158.50, respectively, for the prior year. This is related to the general downturn in the economy as well as lasting effects of the terrorist attack on September 11, 2001.

Other Expenses

        General and administrative expenses in the Total Portfolio increased during the year ended December 31, 2002 by $9.0 million, of which $2.8 million related to the write-off in the second quarter of non-recoverable commissions related to the termination of the lease with Arthur Andersen LLP for 620,947 square feet at the Times Square Tower development project. The remaining increase related primarily to increases in compensation and related expenses, specifically an increase of $3.3 million to bonuses awarded to senior management for the year ended December 31, 2002 as compared to the year ended December 31, 2001, a $1.4 million increase related to a decrease in capitalized wages resulting from decreased development activity in 2002 compared to the year ended December 31, 2001, and a $0.5 million increase in costs incurred related to implementing the requirements of the Sarbanes-Oxley Act of 2002.

        In 2003, Boston Properties, Inc. transitioned to using solely restricted stock units, as opposed to stock options and restricted stock, awarded under the 1997 Stock Incentive Plan, as its primary vehicle for employee equity compensation. Employees vest in restricted stock unit awards over a five year term. Restricted stock and restricted stock units are measured at fair value on the date of grant based on the number of shares granted and the price of Boston Properties, Inc.'s common stock on the date of grant as quoted on the New York Stock Exchange. We recognize such value as an expense ratably over the corresponding employee service period. To the extent restricted stock or restricted stock units are forfeited prior to vesting, the corresponding previously recognized expense is reversed as an offset to "Stock-based compensation." Stock-based compensation associated with restricted stock units was $1.2 million during the year ended December 31, 2002. Stock-based compensation associated with approximately $6.1 million of restricted stock units which were granted in January 2003 will be incurred as such restricted stock units vest in years 2006 through 2008.

        Interest expense for the Total Portfolio increased as a result of having a higher average outstanding debt balance as compared to the prior period as well as decreased interest capitalization. This was primarily due to placing into service and cessation of interest capitalization on Five Times Square, 111 Huntington Avenue, and 611 Gateway and new debt incurred related to the acquisition of Citigroup Center and 399 Park Avenue. Our total debt outstanding at December 31, 2002 was approximately $5.1 billion, compared to $4.3 billion at December 31, 2001. This was partially offset by a decrease in our weighted average interest rates over the year from 6.57% at December 31, 2001 to 6.03% at December 31, 2002.

        Costs directly related to the development of rental properties are capitalized. Capitalized development costs include interest, wages, property taxes, insurance and other project costs incurred during the period of development. Capitalized wages for the year ended December 31, 2002 and 2001 were $5.1 million and $6.6 million, respectively. These costs are not included in the general and administrative expenses discussed above. Interest capitalized for the year ended December 31, 2002 and 2001 was $22.5 million and $59.3 million, respectively. These costs are not included in the interest expense referenced above.

        Depreciation and amortization expense for the Total Portfolio increased as a result of the additions of the Citigroup Center, Five Times Square, 111 Huntington Avenue and 399 Park Avenue properties and other properties that we acquired or placed in service after January 1, 2001. The increases were offset by decreases related to properties that were sold during 2002 and 2003 that were not included in discontinued operations.

        Net derivative losses for the Total Portfolio represent the mark to market of our derivative contracts and payments that were not effective for accounting purposes. During the year ended December 31, 2002, we recognized a reduction in the fair value of our contracts as a result of generally low interest rates. The fair value of our derivative contracts is included on our balance sheet at December 31, 2002.

        The loss from early extinguishment of debt for the year ended December 31, 2002 related to a debt extinguishment charge we incurred in connection with the prepayment of debt in connection with the sale of a property.

        During the year ended December 31, 2002, we recognized losses on our investments in securities of approximately $4.3 million. This loss was related to the write off of our investment in the securities of a technology company due to our determination that the decline in the fair value of these securities was an other than temporary decline. The loss on investment of $6.5 million for the year ended December 31, 2001 was related to the write off of investments in securities of two technology companies.

Joint Ventures

        Income from unconsolidated joint ventures for the Same Property Portfolio increased by $1.2 million for the year ended December 31, 2002. The primary result of the increase is related to the completion of the repositioning of 265 Franklin Street during 2001 as well as receiving preferential returns on certain other joint ventures resulting from the achievement of specified investment return thresholds. The additional increase in the total portfolio is related to the placing in service of One and Two Discovery Square.

Other

        Gains on sales of real estate for the year ended December 31, 2002 related to the sale of One and Two Independence Square were not included in discontinued operations, as we have continuing involvement through a third party management agreement.

        The income from discontinued operations for the year ended December 31, 2002 in the Same Property Portfolio related to the discontinued operations of 875 Third Avenue and the Candler Building. During 2001, termination income of approximately $13.0 million was recognized at 875 Third Avenue. The decrease in the Total Portfolio was a result of the properties classified as discontinued operations in accordance with SFAS No. 144 being sold prior to December 31, 2002, and therefore, we did not recognize a full year of revenue and expenses as we did in the prior year.

        Gains on sales of real estate from discontinued operations for the year ended December 31, 2002 related to the gain recognized on the properties that were sold. These properties included Fullerton Square, 2391 West Winton and 7600, 7700 and 7702 Boston Boulevard.

        The decrease in our preferred distributions from $36.0 million for the year ended December 31, 2001 to $31.3 million for the year ended December 31, 2002 was a result of the conversion of 3,567,518 shares of our preferred units into common units of BPLP, which common units, Boston Properties, Inc., as our general partner, elected to acquire in exchange for the same number of shares of its common stock.

Comparison of the year ended December 31, 2001 to the year ended December 31, 2000

        The table below shows selected operating information for the Same Property Portfolio and the Total Portfolio. The Same Property Portfolio consists of 115 properties, including three hotels and one property which we own a joint venture interest, acquired or placed in service on or prior to January 1, 2001 and owned by us through March 31, 2003. The Total Property Portfolio includes the effect of the other properties either placed in service or acquired after January 1, 2001 or disposed of on or prior to March 31, 2003. Our net property operating margins, which are defined as rental revenues less operating expenses exclusive of the three hotel properties for the year ended December 31, 2002, have ranged between 67% and 70%.

	Same Property Portfolio				Total Portfolio
(dollars in thousands)	2001	2000	Increase/ (Decrease)	% Change	2001	2000	Increase/ (Decrease)	% Change
Revenue:
Rental	$826,222	$788,980	$37,242	4.72%	$954,006	$820,596	$133,410	16.26%
Termination income	6,736	3,652	3,084	84.45%	8,656	3,652	5,004	137.02%
Development and management services	—	—	—	—	12,167	11,837	330	2.79%
Interest and other	—	—	—	—	12,183	8,558	3,625	42.36%

Total revenue	832,958	792,632	40,326	5.09%	987,012	844,643	142,369	16.86%

Operating expenses	282,969	256,128	26,841	10.48%	340,766	293,591	47,175	16.07%

Net operating income	549,989	536,504	13,485	2.51%	646,246	551,052	95,194	17.27%

Hotel operating revenues less operating expenses	26,768	29,215	(2,447)	(8.38)%	26,768	29,215	(2,447)	(8.38)%
Expenses:
General and administrative	—	—	—	—	38,312	35,659	2,653	7.44%
Interest	—	—	—	—	211,391	204,900	6,491	3.17%
Depreciation and amortization	125,596	123,366	2,230	1.81%	143,779	127,910	15,869	12.41%
Net derivative losses	—	—	—	—	26,488	—	26,488	—
Loss from early extinguishment of debt	—	—	—	—	—	433	(433)	—
Loss on investments in securities	—	—	—	—	6,500	—	6,500	—

Total expenses	125,596	123,366	2,230	1.81%	426,470	368,902	57,568	15.61%

Income before minority interests	$451,161	$442,353	$8,808	1.99%	$246,544	$211,365	$35,179	16.64%

Income from unconsolidated joint ventures	$441	$573	$(132)	(23.04)%	$4,186	$1,758	$2,428	138.11%

Income from discontinued operations	$29,288	$16,981	$12,307	72.48%	$29,288	$16,981	$12,307	72.48%

Revenue

        The increase in rental revenue in our Same Property Portfolio is primarily a result of an overall increase in rental rates on new leases and rollovers, an increase in reimbursable operating expenses as well as an increase in termination fees and early surrender income offset by a decrease in occupancy from year to year. Rental revenue is comprised of base rent, including termination fees, recoveries from tenants and parking and other. As discussed under the heading "Critical Accounting Policies—Revenue Recognition," base rental revenue is recognized on a straight-line basis over the terms of the respective leases. Accrued rental revenue represents the amount by which straight-line rental revenue exceeds rents currently billed in accordance with the lease agreements. Straight line rent for the year ended December 31, 2001 was $22.5 million compared to $12.2 million for the year ended December 31, 2000. Termination fees and early surrender income increased from $3.7 million for the year ended December 31, 2000 to $8.7 million for the year ended December 31, 2001. The occupancy for our Same Property Portfolio decreased from 98.9% as of December 31, 2000 to 95.8% as of December 31, 2001. Additional increases in rental revenues in our total portfolio are primarily the result of rental revenues earned on properties we acquired or placed in service after January 1, 2000 offset by a decrease in overall occupancy from 98.9% to 95.3%.

        The increase in development and management services income in our total portfolio is mainly due to income earned on contracts starting in 2001 and 2000 and an increase of approximately $0.4 million of work order profits earned on the entire portfolio. This was offset by certain management and development contracts ending in 2000 and some reductions in charges for management fees.

        The increase in interest and other income in our total portfolio is primarily due to more interest earned as a result of higher average cash balances in 2001 resulting from the remaining proceeds from an equity public offering by Boston Properties, Inc. of its common stock in October 2000, which proceeds were contributed to us, offset by lower interest rates.

Operating Expenses

        Property operating expenses (real estate taxes, utilities, repairs and maintenance, cleaning and other property-related expenses) in our Same Property Portfolio increased mainly due to increases in real estate taxes of $5.5 million, or 5.6%, and increases in utilities of $7.5 million, or 24.0%. Most office leases include reimbursement for these operating expenses. The increase in real estate taxes was primarily due to higher property tax assessments. Small increases in the other property operating expenses account for the remaining difference. Additional increases in property operating expenses in our total portfolio were due to properties we acquired or placed in service after January 1, 2000.

Hotel Net Operating Income

        Net operating income for the hotel properties decreased $2.4 million, or approximately 8.4%, for the year ended December 31, 2001 as compared to December 31, 2000. Average occupancy and REVPAR for the hotel properties were 80.5% and $158.5, respectively, for the year ended December 31, 2001 compared to 88.4% and $195.59, respectively, for the prior year. This was a result of a general downturn in the market as well as the events of September 11, 2001.

Other Expenses

        General and administrative expenses in our Total Portfolio increased mainly due to an overall increase in payroll due to an increase in the overall size of our Total Portfolio and the number of employees since January 1, 2000 as well as salary increases to employees. We wrote off $1.4 million of abandoned projects in 2001 compared to a $0.7 million write-off in 2000. In addition, the 2001 expense does not include $3.0 million that was included in the prior year related to the departure of two senior employees.

        Interest expense for our Total Portfolio increased as a result of having a higher average outstanding debt balance as compared to the prior period. Our debt outstanding at December 31, 2001 was approximately $4.3 billion, compared to $3.4 billion at December 31, 2000. This was partially offset by a decrease in our weighted average interest rates over the year from 7.37% at December 31, 2000 to 6.57% at December 31, 2001.

        Costs directly related to the development of rental properties are capitalized. Capitalized development costs include interest, wages, property taxes, insurance and other project costs incurred during the period of development. Capitalized wages for the years ended December 31, 2001 and 2000 were $6.5 million and $5.1 million, respectively. These costs are not included in the general and administrative expenses discussed above. Interest capitalized for the years ended December 31, 2001 and 2000 was $59.3 million and $37.7 million, respectively. These costs are not included in the interest expense discussed above.

        Depreciation and amortization expense for our Same Property Portfolio increased as a result of capital and tenant improvements made during 2001. Additional increases in depreciation and amortization expense for our total portfolio were mainly due to the properties we acquired or placed in service after January 1, 2000 and related capital and tenant improvements.

        The net derivative losses incurred during 2001 result from the adoption of Financial Accounting Standard No. 133 ("FAS 133") "Accounting for Derivative Instruments and Hedging Activities" as well as the mark to market of the derivatives subsequent to adoption.

        The loss on investments in securities during 2001 resulted from the write down of investments in the securities of two publicly traded telecommunications companies. We determined that the decline in the fair value of these securities was other than temporary.

Joint Ventures

        Unconsolidated joint venture income increased as a result of income earned on joint venture properties being placed in service during 2001 and income earned on joint venture properties acquired after January 1, 2000.

Income from Discontinued Operations

        Discontinued operations in the Same Property Portfolio and the Total Portfolio relates to operations of the properties we disposed of in 2002 and 2003 that were considered discontinued operations under SFAS No. 144. The increase from 2000 to 2001 is related to $13.0 million of termination income recognized related to a tenant at 875 Third Avenue who terminated their lease in 2001.

Funds from Operations

        Pursuant to the revised definition of Funds from Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"), we calculate Funds from Operations, or "FFO," by adjusting net income (loss) (computed in accordance with accounting principles generally accepted in the United States of America ("GAAP"), including non-recurring items), for gains (or losses) from sales of properties, real estate related depreciation and amortization, and after adjustment for unconsolidated partnerships and joint ventures. In addition to FFO (as defined by NAREIT), we also disclose FFO after specific supplemental adjustments. Although our FFO as adjusted clearly differs from NAREIT's definition of FFO as well that of other real estate companies, we believe it provides a meaningful presentation of our operating performance. In addition, we believe that to further understand our performance, FFO and FFO as adjusted should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

        Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. In addition to presenting FFO in accordance with the NAREIT definition, we make adjustments to FFO, as defined by NAREIT, including net derivative losses and early surrender lease adjustments. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP), as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

        Our funds from operations for the respective periods is calculated as follows:

	Year ended December 31,
(in thousands)
	2002	2001	2000	1999	1998
Income before minority interests and unconsolidated joint venture income	$278,722	$246,544	$211,365	$169,227	$128,672
Add:
Loss from early extinguishment of debt(1)	2,386	—	433	—	7,742

Income before minority interests and unconsolidated joint venture income, as adjusted	281,108	246,544	211,798	169,227	136,414
Add:
Real estate depreciation and amortization	191,774	153,550	134,386	119,583	74,649
Income from unconsolidated joint ventures	7,954	4,186	1,758	468	—
Income from discontinued operations	17,997	29,288	16,981	13,145	4,161
Less:
Minority property partnership's share of funds from operations	(3,223)	(2,322)	(1,061)	(3,681)	(4,185)
Preferred dividends and distributions	(28,711)	(33,312)	(32,994)	(32,111)	(5,830)

Funds from operations	466,899	397,934	330,868	266,631	205,209
Add(subtract):
Net derivative losses (SFAS No. 133)	11,874	26,488	—	—	—
Early surrender lease adjustment	8,520	(8,518)	—	—	—

Funds from operations available to common unitholders before net derivative losses and after early surrender lease adjustment	$487,293	$415,904	$330,868	$266,631	$205,209

Weighted average shares outstanding-basic	113,617	110,803	95,532	90,058	86,991

(1)
In accordance with SFAS 145, which was adopted on January 1, 2003 and reflected retroactively for all periods presented, we no longer classify losses from the extinguishment of debt as an extraordinary item and therefore, under the NAREIT definition of FFO, we no longer add them to net income in calculating FFO. However, our reported FFO for the years ended December 31, 1998, 1999, 2000, 2001, and 2002 pre-dated the adoption of SFAS 145 and was calculated pursuant to the NAREIT definition based on accounting policies then in effect. Accordingly, we are presenting the reconciliation of FFO for such periods to income before minority interest and unconsolidated joint venture income to include an adjustment for losses from the early extinguishment of debt for each period presented.

        Reconciliation to Diluted Funds from Operations:

	For the years ended December 31,
	2002		2001		2000		1999		1998
(in thousands)	Income (Numerator)	Shares/Units (Denominator)	Income (Numerator)	Shares/Units (Denominator)	Income (Numerator)	Shares/Units (Denominator)	Income (Numerator)	Shares/Units (Denominator)	Income (Numerator)	Shares/Units (Denominator)
Basic Funds from Operations before net derivative losses and after early surrender lease adjustment	$487,293	113,617	$415,904	110,803	$330,868	95,532	$266,631	90,058	$205,209	81,487
Effect of Dilutive Securities
Convertible Preferred Units	25,114	9,821	26,720	11,012	26,422	10,393	26,428	10,360	2,819	1,135
Convertible Preferred Stock	3,412	1,366	6,592	2,625	6,572	2,625	5,834	2,337	—	—
Stock Options and other	185	1,468	—	1,547	—	1,280	—	541	—	532

Diluted Funds from Operations available to common unitholders before net derivative losses and after early surrender lease adjustment	$516,004	126,272	$449,216	125,987	$363,862	109,830	$298,893	103,296	$208,028	83,154

Item 13.    Financial Statements and Supplementary Data

        See Financial Statements beginning on page F-2.

Item 15. Financial Statements and Exhibits

  (a)
  FINANCIAL STATEMENTS

        See Index to Financial Statements on page F-1.

BOSTON PROPERTIES LIMITED PARTNERSHIP
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Boston Properties Limited Partnership:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Boston Properties Limited Partnership (the "Operating Partnership") at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Operating Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 22 to the consolidated financial statements, the Operating Partnership, on January 1, 2001, adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended and interpreted. Also, as discussed in Notes 23 and 16 to the consolidated financial statements, on January 1, 2002 and January 1, 2003, respectively, the Operating Partnership adopted the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" and Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections," respectively.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 28, 2003, except for Notes 16 and 26 as
to which the date is May 22, 2003

BOSTON PROPERTIES LIMITED PARTNERSHIP

CONSOLIDATED BALANCE SHEETS

(in thousands, except for unit amounts)	December 31, 2002	December 31, 2001
ASSETS
Real estate:	$8,608,052	$7,423,979
Less: accumulated depreciation	(822,133)	(719,854)

Total real estate	7,785,919	6,704,125
Cash and cash equivalents	55,275	98,067
Cash held in escrows	41,906	23,000
Investments in securities	—	4,297
Tenant and other receivables (net of allowance for doubtful accounts of $3,682 and $2,394, respectively)	20,458	43,546
Accrued rental income (net of allowance of $5,000 and $3,300, respectively)	165,321	119,494
Deferred charges, net	176,545	107,573
Prepaid expenses and other assets	18,015	20,996
Investments in unconsolidated joint ventures	101,905	98,485

Total assets	$8,365,344	$7,219,583

LIABILITIES, REDEEMABLE PARTNERSHIP UNITS AND PARTNERS' CAPITAL
Liabilities:
Mortgage notes payable	$4,267,119	$4,314,942
Unsecured senior notes, net of discount	747,375	—
Unsecured bridge loan	105,683	—
Unsecured line of credit	27,043	—
Accounts payable and accrued expenses	73,846	81,108
Distributions payable	81,226	79,561
Interest rate contracts	14,514	11,147
Accrued interest payable	25,141	9,080
Other liabilities	81,085	58,859

Total liabilities	5,423,032	4,554,697

Commitments and contingencies	—	—

Minority interest in property partnership	29,882	34,428

Redeemable partnership units—9,201,137 and 13,635,511 preferred units outstanding at redemption value (if converted) December 31, 2002 and 2001, respectively, and 20,474,241 and 20,212,776 common units outstanding at redemption value at December 31, 2002 and 2001, respectively	1,105,561	1,287,866

Partners' capital—1,250,384 and 1,246,289 general partner units and 94,112,606 and 89,534,302 limited partner units outstanding at December 31, 2002 and 2001, respectively (such amounts are inclusive of accumulated other comprehensive loss and unearned compensation of $17,018 and $2,899, respectively at December 31, 2002 and $13,868 and $2,097, respectively at December 31, 2001)	1,806,869	1,342,592

Total liabilities, redeemable partnership units and partners' capital	$8,365,344	$7,219,583

The accompanying notes are an integral part of these financial statements.

BOSTON PROPERTIES LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
(In thousands, except for per unit amounts)	2002	2001	2000
Revenue
Rental:
Base rent	$ 932,714	$ 789,627	$672,924
Recoveries from tenants	141,589	121,036	100,432
Parking and other	50,827	51,999	50,892

Total rental revenue	1,125,130	962,662	824,248
Hotel revenue	44,786	—	—
Development and management services	10,748	12,167	11,837
Interest and other	5,504	12,183	8,558

Total revenue	1,186,168	987,012	844,643

Expenses
Operating
Rental	368,239	313,998	264,376
Hotel	31,086	—	—
General and administrative	47,292	38,312	35,659
Interest	263,067	211,391	204,900
Depreciation and amortization	179,205	143,779	127,910
Net derivative losses	11,874	26,488	—
Loss from early extinguishment of debt	2,386	—	433
Losses on investments in securities	4,297	6,500	—

Total expenses	907,446	740,468	633,278

Income before minority interests in property partnerships, income from unconsolidated joint ventures, gains (losses) on sales of real estate and land held for development, discontinued operations, cumulative effect of a change in accounting principle and preferred distributions	278,722	246,544	211,365
Minority interests in property partnerships	2,065	1,085	(932)
Income from unconsolidated joint ventures	7,954	4,186	1,758

Income before gains (losses) on sales of real estate and land held for development, discontinued operations, cumulative effect of a change in accounting principle and preferred distributions	288,741	251,815	212,191
Gains (losses) on sales of real estate	228,873	8,078	(313)
Gains on sales of land held for development	4,431	3,160	—

Income before discontinued operations, cumulative effect of a change in accounting principle and preferred distributions	522,045	263,053	211,878
Discontinued operations:
Income from discontinued operations	17,997	29,288	16,981
Gains on sales of real estate from discontinued operations	30,916	—	—

Income before cumulative effect of a change in accounting principle and preferred distributions	570,958	292,341	228,859
Cumulative effect of a change in accounting principle	—	(8,432)	—

Net income before preferred distributions	570,958	283,909	228,859
Preferred distributions	(31,258)	(36,026)	(32,994)

Net income available to common unitholders	$ 539,700	$ 247,883	$195,865

Basic earnings per common unit:
Income available to common unitholders before discontinued operations and cumulative effect of a change in accounting principle	$4.32	$2.05	$1.87
Discontinued operations	0.43	0.26	0.18
Cumulative effect of a change in accounting principle	—	(0.07)	—

Net income available to common unitholders—per common unit	$4.75	$2.24	$2.05

Weighted average number of common units outstanding	113,617	110,803	95,532

Diluted earnings per common unit:
Income available to common unitholders before discontinued operations and cumulative effect of a change in accounting principle	$4.26	$2.01	$1.85
Discontinued operations	0.43	0.26	0.17
Cumulative effect of a change in accounting principle	—	(0.07)	—

Net income available to common unitholders—per common unit	$4.69	$2.20	$2.02

Weighted average number of common and common equivalent units outstanding	115,084	113,001	96,849

The accompanying notes are an integral part of these financial statements.

BOSTON PROPERTIES LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

for the years ended December 31, 2002, 2001 and 2000

(dollars in thousands)	Total Partners' Capital
Balance at December 31, 1999	$ 686,788
Contributions	653,162
Property Contributions	18,160
Net Income	146,426
Distributions	(149,428)
Accumulated other comprehensive loss	(11,745)
Unearned compensation	(848)
Conversion of redeemable partnership units	25,029
Adjustment to reflect redeemable partnership units at redemption value	(373,697)

Balance at December 31, 2000	993,847
Contributions	14,440
Net income	201,440
Distributions	(207,936)
Accumulated other comprehensive loss	(2,123)
Unearned compensation	(1,249)
Conversion of redeemable partnership units	152,767
Adjustment to reflect redeemable partnership units at redemption value	191,406

Balance at December 31, 2001	1,342,592
Contributions	12,174
Net income	442,446
Distributions	(224,716)
Accumulated other comprehensive loss	(3,150)
Unearned compensation	(802)
Conversion of redeemable partnership units	130,247
Adjustment to reflect redeemable partnership units at redemption value	108,078

Balance at December 31, 2002	$1,806,869

The accompanying notes are an integral part of these financial statements.

BOSTON PROPERTIES LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Year Ended December 31,
(in thousands)	2002	2001	2000
Net income before preferred distributions	$570,958	$283,909	$228,859
Other comprehensive income (loss):
Amortization of interest rate contracts	361	—	—
Realized loss on investments in securities included in net income before preferred distributions	—	6,500	—
Unrealized gains (losses) on investments in securities:
Unrealized holding losses arising during the period	—	(1,608)	(11,745)
Less: reclassification adjustment for the cumulative effect of a change in accounting principle included in net income before preferred distributions	—	6,853	—
Unrealized derivative losses:
Transition adjustment of interest rate contracts	—	(11,414)	—
Change in unrealized losses on derivative instruments used in cash flow hedging arrangements	(3,511)	(2,454)	—

Other comprehensive income (loss)	(3,150)	(2,123)	(11,745)

Comprehensive income	$567,808	$281,786	$217,114

The accompanying notes are an integral part of these financial statements

BOSTON PROPERTIES LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
(in thousands)	2002	2001	2000
Cash flows from operating activities:
Net income before preferred distributions	$ 570,958	$ 283,909	$ 228,859
Adjustments to reconcile net income before preferred distributions to net cash provided by operating activities:
Depreciation and amortization	185,629	150,163	133,150
Non-cash portion of interest expense	5,558	3,937	3,693
Non-cash compensation expense	1,187	578	2,170
Loss on investments in securities	4,297	6,500	—
Non-cash portion of derivative losses	4,478	(5,014)	—
Payments on deferred interest rate contracts	(3,511)	—	—
Minority interests in property partnerships	(2,065)	(1,085)	932
Earnings in excess of distributions from unconsolidated joint ventures	738	(1,451)	90
Losses (gains) on sales of properties	(264,220)	(11,238)	313
Non-cash portion of loss from early extinguishment of debt	554	—	433
Cumulative effect of a change in accounting principle	—	8,432	—
Change in assets and liabilities:
Cash held in escrows	1,094	4,951	12,303
Tenant and other receivables, net	23,027	(16,694)	1,407
Accrued rental income, net	(50,466)	(27,961)	(14,509)
Prepaid expenses and other assets	1,108	10,154	(2,792)
Accounts payable and accrued expenses	3,216	29,265	(14,300)
Accrued interest payable	16,061	3,481	(2,887)
Other liabilities	1,848	8,580	1,644
Tenant leasing costs	(62,111)	(27,104)	(21,032)

Total adjustments	(133,578)	135,494	100,615

Net cash provided by operating activities	437,380	419,403	329,474

Cash flows from investing activities:
Acquisitions/additions to real estate	(1,432,302)	(1,322,565)	(615,006)
Investments in unconsolidated joint ventures	(4,158)	(7,163)	(16,582)
Net proceeds from sales of real estate	419,177	26,106	70,712
Investments in securities	—	—	(2,297)

Net cash provided by (used in) investing activities	(1,017,283)	(1,303,622)	(563,173)

Cash flows from financing activities:
Partner contributions	9,774	12,665	650,144
Borrowings on unsecured line of credit	200,098	111,200	184,000
Repayments of unsecured line of credit	(173,055)	(111,200)	(550,000)
Repayments of mortgage notes	(417,230)	(229,021)	(525,241)
Proceeds from mortgage notes	369,155	1,128,534	976,390
Proceeds from unsecured senior notes	747,375	—	—
Proceeds from unsecured bridge loan	1,000,000	—	—
Repayments of unsecured bridge loan	(894,317)	—	—
Mortgage payable proceeds released from escrow	—	57,610	—
Distributions	(297,331)	(279,260)	(209,723)
Net (distributions) contributions to/from minority interest holder	(1,539)	37,539	—
Deferred financing costs	(5,819)	(26,738)	(22,949)

Net cash provided by (used in) financing activities	537,111	701,329	502,621

Net increase (decrease) in cash and cash equivalents	(42,792)	(182,890)	268,922
Cash and cash equivalents, beginning of period	98,067	280,957	12,035

Cash and cash equivalents, end of period	$ 55,275	$ 98,067	$ 280,957

Supplemental disclosures:
Cash paid for interest	$ 272,576	$ 275,263	$ 253,971

Interest capitalized	$ 22,510	$ 59,292	$ 37,713

Non-cash investing and financing activities:
Additions to real estate included in accounts payable	$ 10,067	$ 5,547	$ 4,858

Mortgage notes payable assumed in connection with the acquisition of real estate	$ —	$ —	$ 117,831

Mortgage notes payable assigned in connection with the sale of real estate	$ —	$ —	$ 166,547

Mortgage payable proceeds escrowed	$ —	$ —	$ 57,610

Issuance of partners' capital in connection with the acquisition of real estate	$ —	$ —	$ 47,372

Distributions declared but not paid	$ 81,226	$ 79,561	$ 71,274

Partners' capital issued in connection with an acquisition of minority interest	$ —	$ —	$ 15,500

Conversions of redeemable units to partners' capital	$ 130,247	$ 119,604	$ 20,245

Deposit received on real estate held for sale escrowed	$ 20,000	$ —	$ —

Real estate contributed to joint ventures	$ —	$ —	$ 36,999

Issuance of restricted units to employees	$ 1,989	$ 1,827	$ 1,060

Unrealized loss related to investments in securities	$ —	$ 1,608	$ 11,745

The accompanying notes are an integral part of these financial statements.

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization and Basis of Presentation

Organization

Boston Properties, Inc. (the "Company"), a Delaware corporation, is a self-administered and self-managed real estate investment trust ("REIT"). Boston Properties, Inc. is the sole general partner of Boston Properties Limited Partnership (the "Operating Partnership") and at December 31, 2002, owned an approximate 76.3% (75.0% at December 31, 2001) general and limited partnership interest in the Operating Partnership. Partnership interests in the Operating Partnership are denominated as "common units of partnership interest" (also referred to as "OP Units") or "preferred units of partnership interest" (also referred to as "Preferred Units"). All references to OP Units and Preferred Units exclude such units held by the Company. A holder of an OP Unit may present such OP Unit to the Operating Partnership for redemption at any time (subject to restrictions agreed upon at the issuance of OP Units to particular holders that may restrict such right for a period of time, generally one year from issuance). Upon presentation of an OP Unit for redemption, the Operating Partnership must redeem such OP Unit for cash equal to the then value of a share of common stock of the Company ("Common Stock"), except that the Company may, at its election, in lieu of a cash redemption, acquire such OP Unit for one share of Common Stock. Because the number of shares of Common Stock outstanding at all times equals the number of OP Units that the Company owns, one share of Common Stock is generally the economic equivalent of one OP Unit, and the quarterly distribution that may be paid to the holder of an OP Unit equals the quarterly dividend that may be paid to the holder of a share of Common Stock. Each series of Preferred Units bears a distribution that is set in accordance with an amendment to the partnership agreement of the Operating Partnership. Preferred Units may also be convertible into OP Units at the election of the holder thereof or the Company, subject to the terms of such Preferred Units.

Properties

At December 31, 2002, the Operating Partnership owned or had interests in a portfolio of 142 commercial real estate properties (147 properties at December 31, 2001) (the "Properties") aggregating more than 42.4 million net rentable square feet (including six properties under construction totaling approximately 2.8 million net rentable square feet). The Properties consist of 133 office properties, including 105 Class A office properties and 28 Office/Technical properties; four industrial properties; three hotels; two retail properties; and structured parking for 20,710 vehicles containing approximately 6.7 million square feet. In addition, the Company owns, controls or has interests in 41 parcels of land totaling 539.6 acres (which will support approximately 8.8 million net rentable square feet of development). The Operating Partnership considers Class A office properties to be centrally located buildings that are professionally managed and maintained, that attract high-quality tenants and command upper-tier rental rates, and that are modern structures or have been modernized to compete with newer buildings. The Operating Partnership considers Office/Technical properties to be properties that support office, research and development and other technical uses.

Basis of Presentation

Boston Properties, Inc. does not have any other significant assets, liabilities or operations, other than its investment in the Operating Partnership, nor does it have any employees of its own. The Operating Partnership, not Boston Properties, Inc., executes all significant business relationships.

All majority-owned subsidiaries and affiliates where the Operating Partnership has financial and operating control are included in the consolidated financial statements. All significant intercompany balances and transactions have been eliminated in consolidation. Investments in real estate joint ventures and companies for which the Operating Partnership has the ability to exercise significant influence over, but does not have financial or operating control, are accounted for using the equity method of accounting. Accordingly, the Operating Partnership's share of the earnings of these joint ventures and companies is included in consolidated net income.

2.    Summary of Significant Accounting Policies

Real Estate

Upon acquisitions of real estate, the Operating Partnership assesses the fair value of acquired assets (including land, buildings, tenant improvements, acquired above and below market leases and the origination cost of acquired in-place leases in accordance with SFAS No. 141) and acquired liabilities, and allocates purchase price based on these assessments. The Operating Partnership assesses fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends, and market/economic conditions that may affect the property. The Operating Partnership's properties are reviewed for impairment if events or circumstances change indicating that the carrying amount of the assets may not be recoverable. If the Operating Partnership incorrectly estimates the values at acquisition or the undiscounted cash flows, initial allocations of purchase price and future impairment charges may be different.

Real estate is stated at depreciated cost, which in the opinion of management is not in excess of the individual property's estimated undiscounted future cash flows, including estimated proceeds from disposition. The cost of buildings and improvements include the purchase price of the property, legal fees and acquisition costs. Certain qualifying costs related to development properties are capitalized. Capitalized development costs include interest, wages, property taxes, insurance and other project costs incurred during the period of development.

The Operating Partnership periodically reviews its properties to determine if their carrying amounts will be recovered from future operating cash flows. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. Since cash flows are considered on an undiscounted basis in the analysis that the Operating Partnership conducts to determine whether an asset has been impaired, the Operating Partnership's established strategy of holding properties over the long term directly decreases the likelihood of recording an impairment loss. If the Operating Partnership's strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized. If the Operating Partnership determines that an impairment has occurred, the affected assets must be reduced to their fair value. No such impairment losses have been recognized to date.

The costs of land and buildings under development include specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. The Operating Partnership ceases cost capitalization when the property is held available for occupancy upon substantial completion of tenant improvements, but no later than one year from the completion of major construction activity. Interest costs capitalized for the years ended December 31, 2002, 2001 and 2000 were $22.5 million, $59.3 million and $37.7 million, respectively. Salaries and related costs capitalized for the years ended December 31, 2002, 2001 and 2000 were $4.4 million, $5.8 million and $4.9 million, respectively.

The Operating Partnership accounts for properties as held for sale under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which typically occurs upon the execution of a purchase and sale agreement. Upon determining that a property is held for sale, the Operating Partnership discontinues depreciating the property and reflects the property at the lower of its carrying amount or fair value less the cost to sell in its consolidated balance sheets.

Expenditures for repairs and maintenance are charged to operations as incurred. Significant betterments are capitalized. When assets are sold or retired, their costs and related accumulated depreciation are removed from the accounts with the resulting gains or losses reflected in net income or loss for the period.

Depreciation is computed on the straight-line basis over the estimated useful lives of the assets as follows:

Land improvements	25 to 40 years
Buildings and improvements	10 to 40 years
Tenant improvements	Shorter of useful life or terms of related lease
Furniture, fixtures, and equipment	3 to 7 years

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and investments with maturities of three months or less from the date of purchase. The majority of the Operating Partnership's cash and cash equivalents are held at major commercial banks which may at times exceed the Federal Deposit Insurance Corporation limit of $100,000. The Operating Partnership has not experienced any losses to date on its invested cash.

Cash held in Escrows

Escrows include amounts established pursuant to various agreements for real estate purchase and sale transactions, security deposits, property taxes, insurance and other costs.

Investments in Securities

The Operating Partnership accounts for investments in securities of publicly traded companies in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Investments" and has classified the securities as available-for-sale. Investments in securities of non-publicly traded companies are recorded at cost, as they are not considered marketable under SFAS No. 115. During the years ended December 31, 2002 and 2001, the Operating Partnership realized losses totaling $4.3 million and $6.5 million related to the write-down of securities of three technology companies. The Operating Partnership determined that the decline in the fair value of these securities was other than temporary as defined by SFAS No. 115.

Tenant and other receivables

Tenant and other receivables are expected to be collected within one year and are reported net of estimated unrecoverable amounts of approximately $3.7 million and $2.4 million at December 31, 2002 and 2001, respectively.

Deferred Charges

Deferred charges include leasing costs and financing costs. Direct and incremental fees and costs incurred in the successful negotiation of leases, including brokerage, legal, internal leasing employee salaries and other costs have been deferred and are being amortized on a straight-line basis over the terms of the respective leases. Internal leasing salaries and related costs capitalized for the years ended December 31, 2002, 2001 and 2000 were approximately $0.7 million, $0.8 million and $0.2 million, respectively. External fees and costs incurred to obtain financing have been deferred and are being amortized over the terms of the respective loans on a basis that approximates the effective interest method and are included with interest expense. Unamortized financing and leasing costs are charged to expense upon the early repayment or significant modification of the financing or upon the early termination of the lease, respectively. Fully amortized deferred charges are removed from the books upon the expiration of the lease or maturity of the debt.

Investments in Unconsolidated Joint Ventures

The Operating Partnership accounts for its investments in joint ventures, which it does not control, using the equity method of accounting. Under the equity method of accounting, the net equity investment of the Operating Partnership is reflected on the consolidated balance sheets, and the Operating Partnership's share of net income or loss from the joint ventures is included on the consolidated statements of operations. The joint venture agreements may designate different percentage allocations among investors for profits and losses, however, the Operating Partnership's recognition of joint venture income or loss generally follows the joint venture's distribution priorities, which may change upon the achievement of certain investment return thresholds.

To the extent that the Operating Partnership contributes assets to a joint venture, the Operating Partnership's investment in joint venture is recorded at the Operating Partnership's cost basis in the assets that were contributed to the joint venture. To the extent that the Operating Partnership's cost basis is different than the basis reflected at the joint venture level, the basis difference is amortized over the life of the related asset and included in the Operating Partnership's share of equity in net income of the joint venture. In accordance with the provisions of Statement of Position 78-9 "Accounting for Investments in Real Estate Ventures", the Operating Partnership will recognize gains on the contribution of real estate to joint ventures, relating solely to the outside partner's interest, to the extent the economic substance of the transaction is a sale.

The Operating Partnership serves as property manager for the joint ventures. The Operating Partnership serves as the development manager for the joint ventures currently under development. The profit on development fees received from joint ventures is recognized to the extent attributable to the outside interests in the joint ventures. The Operating Partnership has recognized development and management fee income earned from its joint ventures of approximately $5.0 million, $3.9 million and $2.1 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Revenue Recognition

Base rental revenue is reported on a straight-line basis over the terms of the respective leases. The impact of the straight-line rent adjustment increased revenue by $51.0 million, $27.8 million and $12.7 million for the years ended December 31, 2002, 2001 and 2000, respectively. Accrued rental income represents rental income earned in excess of rent payments received pursuant to the terms of the individual lease agreements. The Operating Partnership maintains an allowance for doubtful accounts against tenant and other receivables for estimated losses resulting from the inability of its tenants to make required rent payments. The computation of this allowance is based on the tenants' payment history and current credit status. The Operating Partnership also maintains an allowance against accrued rental income for future potential tenant credit losses. The credit assessment is based on the estimated accrued rental income that is recoverable over the term of the lease. The credit risk is mitigated by the high quality of the Operating Partnership's tenant base, review of the tenant's risk profile prior to lease execution and continual monitoring of the Operating Partnership's portfolio to identify potential problem tenants.

Recoveries from tenants consisting of amounts due from tenants for common area maintenance, real estate taxes and other recoverable costs are recognized as revenue in the period the expenses are incurred. Tenant reimbursements are recognized and presented in accordance with EITF Issue 99-19 "Reporting Revenue Gross as a Principal versus Net as an Agent" ("Issue 99-19"). Issue 99-19 requires that these reimbursements be recorded gross, as the Operating Partnership is generally the primary obligor with respect to purchasing goods and services from third-party suppliers, has discretion in selecting the supplier, and has credit risk.

The Operating Partnership's hotel revenues are derived from room rentals and other sources such as charges to guests for long-distance telephone service, fax machine use, movie and vending commissions, meeting and banquet room revenue and laundry services. Hotel revenues are recognized as earned.

Development fees are recognized ratably over the period of development. Management fees are recognized as revenue as they are earned.

The estimated fair value of warrants received in conjunction with communications license agreements are recognized over the ten-year effective terms of the license agreements.

The Operating Partnership recognizes gains on sales of real estate pursuant to the provisions of SFAS No. 66 "Accounting for Sales of Real Estate". The specific timing of a sale is measured against various criteria in SFAS No. 66 related to the terms of the transaction and any continuing involvement in the form of management or financial assistance associated with the property. If the sales criteria are not met, the Operating Partnership defers gain recognition and accounts for the continued operations of the property by applying the finance, installment or cost recovery methods, as appropriate, until the sales criteria are met.

Interest Expense and Interest Rate Protection Agreements

Interest expense on fixed rate debt with predetermined periodic rate increases is computed using the effective interest method over the terms of the respective loans.

From time to time, the Operating Partnership enters into certain interest rate protection agreements to reduce the impact of changes in interest rates on its variable rate debt or in anticipation of issuing fixed rate debt. The fair value of these agreements is reflected on the Consolidated Balance Sheets. Changes in the fair value of these agreements are recorded in the Consolidated Statements of Operations to the extent the agreements are not effective for accounting purposes.

Earnings Per Common Unit

Basic earnings per common unit is computed by dividing net income available to common unitholders by the weighted average number of common units (including redeemable common units) outstanding during the year. Diluted earnings per common unit reflects the potential dilution that could occur from units issuable through parent stock-based compensation including options and conversion of preferred units of the Operating Partnership.

Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, escrows, receivables, accounts payable, accrued expenses and other assets and liabilities are reasonable estimates of their fair values because of the short maturities of these instruments. The fair value of the Operating Partnership's long-term indebtedness, which is based on the estimates of management and on rates currently quoted and rates currently prevailing for comparable loans and instruments of comparable maturities, exceeds the aggregate carrying value by approximately $172.5 million at December 31, 2002.

Income Taxes

The partners are required to report their respective share of the Operating Partnership's taxable income or loss on their respective income tax returns and are liable for any related taxes thereon. Accordingly, the only provision for income taxes in the accompanying consolidated financial statements relates to the Operating Partnership's consolidated taxable REIT subsidiaries.

In January 2002, the Operating Partnership formed a taxable REIT subsidiary ("TRS"), IXP, Inc. (IXP) which acts as a captive insurance company to provide earthquake re-insurance coverage for the Operating Partnership's Greater San Francisco properties. The accounts of IXP are consolidated within the Operating Partnership. The captive TRS is subject to tax at the federal and state level, and accordingly, the Operating Partnership has recorded a tax provision of $0.1 million for the year ended December 31, 2002 in the Operating Partnership's Consolidated Statements of Operations.

Effective July 1, 2002, the Operating Partnership restructured the leases with respect to ownership of its three hotel properties by forming a TRS. The hotel TRS, a wholly owned subsidiary of the Operating Partnership, is the lessee pursuant to new leases for each of the hotel properties. As lessor, the Operating Partnership is entitled to a percentage of gross receipts from the hotel properties. Marriott International, Inc. will continue to manage the hotel properties under the Marriott® name and under terms of the existing management agreements. In connection with the restructuring, the revenue and expenses of the hotel properties are being reflected in the Operating Partnership's Consolidated Statements of Operations. The hotel TRS is subject to tax at the federal and state level, and accordingly, the Operating Partnership has recorded a tax provision of $0.4 million for the six months ended December 31, 2002 in the Operating Partnership's Consolidated Statements of Operations.

The Operating Partnership had previously leased its three in-service hotel properties, pursuant to leases with a participation in the gross receipts of such hotel properties, to a lessee ("ZL Hotel LLC") in which Messrs. Zuckerman and Linde, the Chairman of the Board and Chief Executive Officer of the Company, respectively, are the sole member-managers. Marriott International, Inc. manages these hotel properties under the Marriott® name pursuant to management agreements with the lessee. Rental revenue from these leases totaled approximately $12.2 million for the six-month period in 2002 prior to the formation of the hotel TRS and $31.3 million and $38.1 million for the years ended December 31, 2001 and 2000, respectively.

The net difference between the tax basis and the reported amounts of the Operating Partnership's assets and liabilities is approximately $1.7 billion and $1.2 billion as of December 31, 2002 and 2001, respectively.

Certain entities included in the Operating Partnership's consolidated financial statements are subject to certain state and local taxes. These taxes are recorded as operating expenses in the accompanying consolidated financial statements.

The following reconciles GAAP net income to taxable income:

	For the year ended December 31,
	2002	2001	2000
	(in thousands)
Net income before preferred distributions	$570,958	$283,909	$228,859
Straight-line rent adjustments	(51,268)	(28,022)	(12,843)
Book/Tax differences from depreciation and amortization	39,284	15,444	19,020
Book/Tax differences on gains/losses from capital transactions	(254,697)	(4,738)	49
Other book/tax differences, net	524	(8,464)	(1,075)

Taxable income	$304,801	$258,129	$234,010

Reclassifications

Certain prior-year balances have been reclassified in order to conform to the current-year presentation.

Stock-based employee option plan

At December 31, 2002, the Company has stock based employee compensation plans, which are described more fully in Note 19. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. All options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income available to common unitholders and earnings per common unit if the Company had applied the fair value recognition provisions of FASB SFAS No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation.

	Year Ended December 31,
	2002	2001	2000
Net income available to common unitholders	$539,700	$247,883	$195,865
Deduct: Total stock-based employee compensation expense determined under the fair value method for all awards	(9,389)	(11,654)	(12,040)

Pro forma net income available to common unitholders	$530,311	$236,229	$183,825

Earnings per unit:
Basic—as reported	$4.75	$2.24	$2.05

Basic—pro forma	$4.67	$2.13	$1.92

Diluted—as reported	$4.69	$2.20	$2.02

Diluted—pro forma	$4.61	$2.09	$1.90

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates include such items as depreciation and allowances for doubtful accounts. Actual results could differ from those estimates.

3.    Real Estate

Real estate consisted of the following (in thousands):

	December 31,
	2002	2001
Land	$1,640,970	$1,192,859
Land held for future development	211,961	178,767
Real estate held for sale, net of accumulated depreciation	224,585	—
Buildings and improvements	5,617,725	4,611,853
Tenant improvements	395,979	264,658
Furniture, fixtures and equipment	68,256	66,540
Development in process	448,576	1,109,302

Total	8,608,052	7,423,979
Less: Accumulated depreciation	(822,133)	(719,854)

	$7,785,919	$6,704,125

4.    Deferred Charges

Deferred charges consisted of the following (in thousands):

	December 31,
	2002	2001
Leasing costs	$203,954	$114,811
Financing costs	75,145	74,394

	279,099	189,205
Less: Accumulated amortization	(102,554)	(81,632)

	$176,545	$107,573

5.    Investments in Unconsolidated Joint Ventures

The investments in unconsolidated joint ventures consists of the following:

Entity	Property	Location	% Ownership
One Freedom Square LLC	One Freedom Square	Reston, VA	25%(1)
Square 407 LP	Market Square North	Washington, D.C.	50%
The Metropolitan Square Associates LLC	Metropolitan Square	Washington, D.C.	51%(2)
BP 140 Kendrick Street LLC	140 Kendrick Street	Needham, MA	25%(1)
BP/CRF 265 Franklin Street Holdings LLC	265 Franklin Street	Boston, MA	35%
Discovery Square LLC	Discovery Square	Reston, VA	50%
BP/CRF 901 New York Avenue LLC	901 New York Avenue(3)	Washington, D.C.	25%(1)
Two Freedom Square LLC	Two Freedom Square(3)	Reston, VA	50%

(1) Ownership can increase based on the achievement of certain return thresholds

(2) Joint venture is accounted for under the equity method due to participatory rights of the outside partner.

(3) Property is currently under development

The combined summarized financial information of the unconsolidated joint ventures is as follows (in thousands):

	December 31,
Balance Sheets	2002	2001
Real estate and development in process, net	$753,931	$720,568
Other assets	59,665	40,670

Total assets	$813,596	$761,238

Mortgage and construction loans payable	$558,362	$507,865
Other liabilities	13,436	16,497
Partners'/members' equity	241,798	236,876

Total liabilities and partners'/members' equity	$813,596	$761,238

Operating Partnership's share of equity	$98,997	$95,516
Basis differentials(1)	2,908	2,969

Carrying value of the Operating Partnership's investments in unconsolidated joint ventures	$101,905	$98,485

(1) This amount represents the aggregate difference between the Operating Partnership's historical cost basis reflected and the basis reflected at the joint venture level, which is typically amortized over the life of the related asset. Basis differentials occur primarily upon the transfer of assets into a joint venture, which were previously owned by the Operating Partnership. In addition, certain acquisition, transaction and other costs may not be reflected in the net assets at the joint venture level.

	Year Ended December 31,
Statements of Operations	2002	2001	2000
Total revenue	$94,678	$80,813	$42,754
Expenses:
Operating	26,534	23,024	12,479
Interest	32,964	32,434	17,697
Depreciation and amortization	17,058	13,557	7,802

Total expenses	76,556	69,015	37,978

Net income	$18,122	$11,798	$4,776

Operating Partnership's share of net income	$7,954	$4,186	$1,758

6.    Mortgage Notes Payable

The Operating Partnership had outstanding mortgage notes payable totaling $4.3 billion as of December 31, 2002, each collateralized by one or more buildings and related land included in real estate assets. The mortgage notes payable are generally due in monthly installments and mature at various dates through August 1, 2021.

Fixed rate mortgage notes payable totaled approximately $3.1 billion and $3.4 billion at December 31, 2002 and 2001, respectively, with interest rates ranging from 6.40% to 9.65% (averaging 7.17% and 7.27% at December 31, 2002 and 2001, respectively).

Variable rate mortgage notes payable (including construction loans payable) totaled approximately $1.1 billion and $866.0 million at December 31, 2002 and 2001, respectively, with interest rates ranging from 1.25% above the London Interbank Offered Rate ("LIBOR") (LIBOR was 1.38% and 1.87% at December 31, 2002 and 2001, respectively) to 1.95% above LIBOR.

At December 31, 2002, the Operating Partnership had outstanding hedge contracts totaling $150.0 million. The hedging agreements provide for a fixed interest rate when LIBOR is less than 5.76% and when LIBOR is between 6.35% and 7.45% and between 7.51% and 9.00% for remaining terms ranging from one to three years per the individual hedging agreements.

A mortgage note payable totaling approximately $115.1 million at December 31, 2001 was subject to periodic scheduled interest rate increases. Interest expense for this mortgage note payable was computed using the effective interest method. A mortgage note payable totaling approximately $69.3 million at December 31, 2002 and two mortgage notes payable totaling approximately $220.7 million at December 31, 2001, have been accounted for at their fair value on the date the mortgage loans were assumed. The impact of using these accounting methods decreased interest expense by $2.2 million, $1.7 million and $3.6 million for the years ended December 31, 2002, 2001 and

2000, respectively. The cumulative liability related to these accounting methods was $5.8 million and $7.9 million at December 31, 2002 and 2001, respectively, and is included in mortgage notes payable.

Combined aggregate principal payments of mortgage notes payable at December 31, 2002 are as follows:

(in thousands)
2003	$931,496
2004	411,855
2005	285,387
2006	284,458
2007	182,632
Thereafter	2,171,291

7.    Unsecured Senior Notes

On December 13, 2002, the Operating Partnership closed an unregistered offering of $750.0 million in aggregate principal amount of its 6.25% senior unsecured notes due 2013. The notes were priced at 99.65% of their face amount to yield 6.296%. The notes have been reflected net of discount of $2.6 million in the Consolidated Balance Sheets. The Operating Partnership used the net proceeds to pay down its unsecured bridge loan incurred in connection with its September 2002 acquisition of 399 Park Avenue. In connection with the offering, the Operating Partnership terminated treasury rate lock agreements at a cost of approximately $3.5 million that are being amortized over the term of the notes as an adjustment to interest expense.

The indenture relating to the unsecured senior notes contain certain financial restrictions and requirements, including (1) a leverage ratio not to exceed 60%, (2) a secured debt leverage ratio not to exceed 50%, (3) an interest coverage ratio of 1.50, and (4) an unencumbered asset value to less than 150% of unsecured debt. At December 31, 2002, the Operating Partnership was in compliance with each of these financial restrictions and requirements.

8.    Unsecured Bridge Loan

On September 25, 2002, the Operating Partnership obtained unsecured bridge financing totaling $1.0 billion (the "Unsecured Bridge Loan") in connection with the acquisition of 399 Park Avenue. During 2002, the Operating Partnership repaid approximately $894.3 million with proceeds from the offering of unsecured senior notes and proceeds from the sales of certain real estate properties. At December 31, 2002, the Unsecured Bridge Loan had an outstanding balance of approximately $105.7 million and currently bears interest at a variable rate of Eurodollar + 1.45% (2.89% for the contract in effect at December 31, 2002). The Unsecured Bridge Loan matures in September 2003 and may be prepaid at any time prior to its maturity without a prepayment penalty.

The terms of the Unsecured Bridge Loan require that the Operating Partnership maintain a number of customary financial and other covenants on an ongoing basis including among other things, (1) unsecured loan-to-value ratio against total borrowing base not to exceed 55%, unless the Operating Partnership's leverage ratio exceeds 60%, in which case it is not to exceed 50%, (2) a secured debt leverage ratio not to exceed 55%, (3) debt service coverage ratio of 1.40 for the Operating Partnership's borrowing base, or 1.50 if the Operating Partnership's leverage ratio equals or exceeds 60%, a fixed charge ratio of 1.30, and a debt service coverage ratio of 1.50 (4) a leverage ratio not to exceed 60%, however for five consecutive quarters (not including the two quarters prior to expiration) leverage can go to 65% (5) limitations on additional indebtedness and stockholder distributions, and (6) a minimum net worth requirement. At December 31, 2002, the Operating Partnership was in compliance with each of these financial and other covenant requirements.

9.    Unsecured Line of Credit

As of December 31, 2002, the Operating Partnership had an agreement for a $605.0 million unsecured revolving credit facility (the "Unsecured Line of Credit") maturing in March 2003. Outstanding balances under the Unsecured Line of Credit currently bear interest at a floating rate based on an increase over Eurodollar from 105 to 170 basis points or an increase over the lender's prime rate from zero to 75 basis points, depending upon the Operating Partnership's applicable leverage ratio. The Unsecured Line of Credit requires payments of interest only.

The Operating Partnership had an outstanding balance on the Unsecured Line of Credit of $173.9 million at December 31, 2002 of which approximately $146.9 million is collateralized by the Operating Partnership's 875 Third Avenue property and is included in Mortgage Notes Payable. There was no outstanding balance at December 31, 2001. The weighted-average balance outstanding was approximately $15.2 million and $11.3 million during the year ended December 31, 2002 and 2001, respectively. The weighted-average interest rate on amounts outstanding was approximately 3.03% and 5.49% during the year ended December 31, 2002 and 2001, respectively.

The terms of the Unsecured Line of Credit require that the Operating Partnership maintain a number of customary financial and other covenants on an ongoing basis, including: (1) an unsecured loan-to-value ratio against our total borrowing base not to exceed 60%, unless our leverage ratio exceeds 60%, in which case it is not to exceed 55%, (2) a secured debt leverage ratio not to exceed 55%, (3) a debt service coverage ratio of 1.40 for our borrowing base, (4) a fixed charge ratio of 1.30 and a debt service coverage ratio of 1.50, (5) a leverage ratio not to exceed 60%, however for five consecutive quarters (not including the two quarters prior to expiration) the leverage ratio can go to 65% (6) limitations on additional indebtedness and stockholder distributions, and (7) a minimum net worth requirement. As of December 31, 2002, the Operating Partnership was in compliance with each of these financial and other covenant requirements.

10.    Commitments and Contingencies

General

The Operating Partnership has letter of credit and performance obligations of approximately $39.3 million at December 31, 2002 primarily related to its wholly owned subsidiary IXP and certain development and lender requirements.

The Operating Partnership has indebtedness guarantee obligations with lenders primarily related to construction loans. At December 31, 2002, the Operating Partnership had obligations outstanding totaling approximately $2.8 million in excess of its share of indebtedness related to the construction loan of a joint venture property.

The Operating Partnership's joint venture agreements generally include provisions whereby each partner has the right to initiate a purchase or sale of its interest in the joint ventures. Under these provisions, the Operating Partnership is not compelled to purchase the interest of its outside joint venture partners.

Concentrations of Credit Risk

Management of the Operating Partnership performs ongoing credit evaluations of tenants and may require tenants to provide some form of credit support such as corporate guarantees and/or other financial guarantees. Although the Operating Partnership's properties are geographically diverse and the tenants operate in a variety of industries, to the extent the Operating Partnership has a significant concentration of rental revenue from any single tenant, the inability of that tenant to make its lease payments could have an adverse effect on the Operating Partnership.

Insurance

The Operating Partnership carries insurance coverage on its properties of types and in amounts that it believes are in line with coverage customarily obtained by owners of similar properties. In response to the uncertainty in the insurance market following the terrorist attacks of September 11, 2001, the federal Terrorism Risk Insurance Act was enacted in November 2002 to require regulated insurers to make available coverage for certified acts of terrorism (as defined by the statute) under property insurance policies. On March 1, 2003, the Operating Partnership renewed its "all risk" property insurance program that includes coverage for acts of terrorism (as defined by the statute) on an occurrence basis up to its policy limits, which it considers commercially reasonable. The Operating Partnership continues to monitor the state of the insurance market in general, and the scope and cost of coverage for acts of terrorism in particular, but can not anticipate what coverage will be available on commercially reasonable terms in future policy years.

The Operating Partnership carries earthquake insurance on its properties located in areas known to be subject to earthquakes in an amount and subject to deductibles and self-insurance that it believes are commercially reasonable. However, the amount of the Operating Partnership's earthquake insurance coverage may not be sufficient to cover losses from earthquakes. As a result of increased costs of coverage and decreased availability, the amount of third party earthquake insurance the Operating Partnership may be able to purchase in the marketplace upon commercially reasonable terms has been reduced. In addition, the Operating Partnership may discontinue earthquake insurance on some or all of its properties in the future if the premiums exceed its estimation of the value of the coverage.

In January 2002, the Operating Partnership formed a wholly-owned insurance subsidiary, IXP, Inc. ("IXP"), to act as a captive insurance company and be one of the elements of its overall insurance program. IXP acts as a primary carrier with respect to a portion of the Operating Partnership's earthquake insurance coverage for its Greater San Francisco properties. Insofar as the Operating Partnership owns IXP, it is responsible for its liquidity and capital resources, and the accounts of IXP are part of the Operating Partnership's consolidated financial statements. If the Operating Partnership experiences a loss and IXP is required to pay under its insurance policy, the Operating Partnership would ultimately record the full amount of the loss. Therefore, insurance coverage provided by IXP should not be considered as the equivalent of third party insurance, but rather as a modified form of self-insurance. In the future, IXP may provide additional or different coverage, as a reinsurer or a primary insurer, depending on the availability and cost of third party insurance in the marketplace and the level of self insurance that the Operating Partnership believes is commercially reasonable.

There are other types of losses, such as from wars, acts of bio-terrorism or the presence of mold at the Operating Partnership's properties, for which it cannot obtain insurance at all or at a reasonable cost. With respect to such losses and losses from acts of terrorism, earthquakes or other catastrophic events, if the Operating Partnership experiences a loss that is uninsured or that exceeds policy limits, it could lose the capital invested in the damaged properties, as well as the anticipated future revenues from those properties. Depending on the specific circumstances of each affected property, it is possible that the Operating Partnership could be liable for mortgage indebtedness or other obligations related to the property. Any such loss could materially and adversely affect the Operating Partnership's business and financial condition and results of operations.

Legal Matters

The Operating Partnership is subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. Management believes that the final outcome of such matters will not have a material adverse effect on the financial position, results of operations or liquidity of the Operating Partnership.

Environmental Matters

It is the Operating Partnership's policy to retain independent environmental consultants to conduct or update Phase I environmental assessments (which generally do not involve invasive techniques such as soil or ground water sampling) and asbestos surveys with respect to its properties. These pre-purchase environmental assessments have not revealed environmental conditions that the Operating Partnership believes will have a material adverse effect on its business, assets or results of operations, and the Operating Partnership is not otherwise aware of environmental conditions with respect to its properties which the Operating Partnership believes would have such a material adverse effect. However, from time to time pre-existing environmental conditions at its properties have required environmental testing and/or regulatory filings.

In February 1999, one of the Operating Partnership's affiliates acquired from Exxon Corporation a property in Massachusetts that was formerly used as a petroleum bulk storage and distribution facility and was known by the state regulatory authority to contain soil and groundwater contamination. The Operating Partnership recently completed development of an office park on the property. The Operating Partnership's affiliate engaged a specially licensed environmental consultant to oversee the management of contaminated soil and groundwater that was disturbed in the course of construction. Pursuant to the property acquisition agreement, Exxon agreed to (1) bear the liability arising from releases or discharges of oil and hazardous substances which occurred at the site prior to the Operating Partnership's ownership, (2) continue remediating such releases and discharges as necessary and appropriate to comply with applicable requirements, and (3) indemnify the Operating Partnership's affiliate for certain losses arising from preexisting site conditions. Any indemnity claim may be subject to various defenses.

Environmental investigations at two of the Operating Partnership's properties in Massachusetts have identified groundwater contamination migrating from off-site source properties. In both cases the Operating Partnership engaged a specially licensed environmental consultant to perform the necessary investigations and assessments and to prepare submittals to the state regulatory authority, including Downgradient Property Status Opinions. The environmental consultant concluded that the properties qualify for Downgradient Property Status under the state regulatory program, which eliminates certain deadlines for conducting response actions at a site. The Operating Partnership also believes that these properties qualify for liability relief under certain statutory amendments regarding upgradient releases. Although the Operating Partnership believes that the current or former owners of the upgradient source properties may ultimately be responsible for some or all of the costs of addressing the identified groundwater contamination, the Operating Partnership will take necessary further response actions (if any are required). No such additional response actions are anticipated at this time.

One of the Operating Partnership's affiliates recently acquired a property in Massachusetts where historic groundwater contamination was identified prior to acquisition. The Operating Partnership engaged a specially licensed environmental consultant to perform investigations and to prepare necessary submittals to the state regulatory authority. The environmental consultant has concluded that (1) certain identified groundwater contaminants are migrating to the subject property from an off-site source property and (2) certain other detected contaminants are likely related to a historic release on the subject property. The Operating Partnership has filed a Downgradient Property Status Opinion (described above) with respect to contamination migrating from off-site. The consultant has recommended conducting additional investigations, including the installation of off-site monitoring wells, to determine the nature and extent of contamination potentially associated with the historic use of the subject property. The Operating Partnership's affiliate has authorized such additional investigations and will take necessary further response actions (if any are required).

Some of the Operating Partnership's properties and certain properties owned by the Operating Partnership's affiliates are located in urban, industrial and other previously developed areas where fill or current or historical uses of the areas have caused site contamination. Accordingly, it is sometimes necessary to institute special soil and/or groundwater handling procedures in connection with construction and other property operations in order to achieve regulatory closure and ensure that contaminated materials are addressed in an appropriate manner. In these situations it is the Operating Partnership's practice to investigate the nature and extent of detected contamination and estimate the costs of required response actions and special handling procedures. The Operating Partnership then uses this information as part of its decision-making process with respect to the acquisition and/or development of the property. For example, the Operating Partnership recently acquired a parcel in Massachusetts, formerly used as a quarry/asphalt batching facility, which the Operating Partnership may develop in the future. Pre-purchase testing indicated that the site contains relatively low levels of certain contaminants. The Operating Partnership has engaged a specially licensed environmental consultant to perform an environmental risk characterization and prepare all necessary regulatory submittals. The Operating Partnership anticipates that additional response actions necessary to achieve regulatory closure (if any) will be performed in concert with future construction activities. When appropriate, closure documentation will be submitted for public review and comment pursuant to the state regulatory authority's public information process.

The Operating Partnership expects that resolution of the environmental matters relating to the above will not have a material impact on its financial position, results of operations or liquidity.

Development

At December 31, 2002, the Operating Partnership had six properties under construction. Commitments to complete these projects totaled approximately $405.9 million at December 31, 2002. Of the remaining commitment, $371.7 million of the costs will be covered under its existing construction loans.

Sale of Property

The Operating Partnership Agreement provides that, until June 23, 2007, the Operating Partnership may not sell or otherwise transfer three designated properties (or a property acquired pursuant to the disposition of a designated property in a non-taxable transaction) in a taxable transaction without the prior written consent of Mr. Mortimer B. Zuckerman, Chairman of the Board of Directors of the Company and Mr. Edward H. Linde, President and Chief Executive Officer of the Company. The Operating Partnership is not required to obtain their consent if each of them does not continue to hold at least a specified percentage of their original OP Units. In connection with the acquisition or contribution of 31 other Properties, the Operating Partnership entered into similar agreements for the benefit of the selling or contributing parties which specifically state the Operating Partnership will not sell or otherwise transfer the Properties in a taxable transaction until specified dates ranging from June 2006 to April 2016.

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

11.    Minority Interest in Property Partnership

On April 25, 2001, the Operating Partnership acquired Citigroup Center through a venture with a private real estate investment company. This venture is consolidated with the financial results of the Operating Partnership because the Operating Partnership exercises control over the entity that owns the property. The equity interest in the venture that is not owned by the Operating Partnership, totaling approximately $29.9 million and $34.4 million at December 31, 2002 and 2001, respectively is included in Minority Interest in Property Partnership on the accompanying Consolidated Balance Sheets. The minority interest holder's share of income for Citigroup Center is reflective of the Operating Partnership's preferential return on and of its capital.

12.    Redeemable Partnership Units

The following table reflects the activity for redeemable partnership units for the years ended December 31, 2002, 2001 and 2000:

Balance at December 31, 1999	$1,237,238
Property contributions	44,712
Net income	82,432
Distributions	(81,455)
Conversion of redeemable partnership units	(25,029)
Adjustments to reflect redeemable partnership units at redemption value	373,697

Balance at December 31, 2000	1,631,595
Contributions	416
Net income	82,470
Distributions	(79,611)
Conversion of redeemable partnership units	(152,767)
Adjustments to reflect redeemable partnership units at redemption value	(194,237)

Balance at December 31, 2001	1,287,866
Contributions	1,788
Net income	128,512
Distributions	(74,280)
Conversion of redeemable partnership units	(130,247)
Adjustments to reflect redeemable partnership units at redemption value	(108,078)

Balance at December 31, 2002	$1,105,561

Operating Partnership Units

Pursuant to the Operating Partnership Agreement, certain limited partners in the Operating Partnership have the right to redeem all or any portion of their interest for cash from the Operating Partnership. However, the Company may elect to acquire the interest by issuing common stock in exchange for their interest. The amount of cash to be paid to the limited partner if the redemption right is exercised and the cash option is elected is based on the trading price of the Company's common stock at that time. Due to the redemption option existing outside the control of the Operating Partnership, such limited partners' units are not included in Partners' Capital.

Preferred Units

Each of the Series I Preferred Units bear a 7.25% preferred distribution on a quarterly basis in arrears. The Series I Preferred Units have a liquidation preference of $34 per unit and are convertible into Operating Partnership Units at a rate of $38.25 per unit at the election of the holder. In addition, the Series I Preferred Units are redeemable for Operating Partnership Units at the election of the Operating Partnership on or after June 20, 2003, subject to certain provisions. As of December 31, 2002, 122,147 Series I Preferred Units had been converted into common Operating Partnership Units.

Each of the Series II and III and Series A Parallel Preferred Units bear a preferred distribution at the greater of the distribution rate payable to common unitholders or an increasing rate, ranging from 5.00% to 7.00% per annum with a liquidation preference of $50 per unit and are convertible into Operating Partnership Units at a rate of $38.10 per unit. In addition, the Series II and III and Series A Parallel Preferred Units are redeemable for cash at the election of the holder in six annual tranches beginning on May 12, 2009. The Series A Parallel Preferred Units were converted into common Operating Partnership Units in July 2002. As of December 31, 2002, 645,075 Series II and all Series III Preferred Units had been converted into common Operating Partnership Units.

Each of the Series Z Preferred Units bear a preferred distribution ranging from zero to the distribution rate of an Operating Partnership Unit and were convertible into Operating Partnership Units at a rate of one for one. The Series Z Preferred Units had a liquidation preference of $37.25 per unit. In addition, the Series Z Preferred Units were redeemable for cash at the election of the holder for an amount equal to the greater of the value of a common share of the Company or $37.25 per unit beginning on February 11, 2002. The Series Z Preferred Units were converted into common Operating Partnership Units in March 2002.

Due to the redemption option and the conversion option existing outside the control of the Operating Partnership, such Preferred Units are not included in Partners' Capital and are reflected in the consolidated balance sheets at an amount equivalent to the value of such units had such units been redeemed at December 31, 2002 and 2001, respectively. Included in preferred distributions in the consolidated statements of operations is accretion of Preferred Units from the value at issuance to the liquidation value.

13.    Partners' Capital

The following table presents the changes in the issued and outstanding partners' capital units since January 1, 2000:

	General Partner Units	Limited Partner Units	Total Partners' Capital Units
Outstanding at January 1, 2000	1,047,209	66,863,225	67,910,434
Units issued to the Company related to Common Stock issued for the conversion of Preferred Units	60	5,692	5,752
Units issued to the Company related to Common Stock issued under the Employee Stock Purchase Plan	115	10,990	11,105
Units issued to the Company related to Common Stock issued under the Restricted Stock Award Plan	361	34,461	34,822
Units issued to the Company related to Common Stock issued for the acquisition of a minority interest in a property partnership	4,554	434,505	439,059
Units issued to the Company related to Common Stock issued for stock option exercises	5,303	505,978	511,281
Units issued to the Company related to Common Stock issued in exchange for Operating Partnership Units	6,303	601,333	607,636
Units issued to the Company related to Common Stock issued in completion of a public offering	177,475	16,932,525	17,110,000

Outstanding at December 31, 2000	1,241,380	85,388,709	86,630,089
Units issued to the Company related to Common Stock issued for the conversion of Preferred Units	11	8,877	8,888
Units issued to the Company related to Common Stock issued under the Employee Stock Purchase Plan	10	8,528	8,538
Units issued to the Company related to Common Stock issued under the Restricted Stock Award Plan	53	44,789	44,842
Units issued to the Company related to Common Stock issued for stock option exercises	487	411,784	412,271
Units issued to the Company related to Common Stock issued in exchange for Operating Partnership Units	4,441	3,750,422	3,754,863
Units issued to the Company related to Common Stock repurchased under the Stock Repurchase Program	(93)	(78,807)	(78,900)

Outstanding at December 31, 2001	1,246,289	89,534,302	90,780,591

Units issued to the Company related to Common Stock issued for the conversion of Preferred Units	1,334	1,491,961	1,493,295
Units issued to the Company related to Common Stock issued under the Employee Stock Purchase Plan	8	8,587	8,595
Units issued to the Company related to Common Stock issued under the Restricted Stock Award Plan	46	52,704	52,750
Units issued to the Company related to Common Stock issued for stock option exercises	295	329,409	329,704
Units issued to the Company related to Common Stock issued in exchange for Operating Partnership Units	66	73,318	73,384
Units issued to the Company related to Common Stock issued for the conversion of Preferred Stock	2,346	2,622,325	2,624,671

Outstanding at December 31, 2002	1,250,384	94,112,606	95,362,990

14.    Future Minimum Rents

The Properties are leased to tenants under net operating leases with initial term expiration dates ranging from 2003 to 2029. The future minimum lease payments to be received (excluding operating expense reimbursements) by the Operating Partnership as of December 31, 2002, under non-cancelable operating leases (including leases for properties under development), which expire on various dates through 2029, are as follows:

Years Ending December 31, (in thousands)
2003	$930,297
2004	914,508
2005	845,283
2006	761,170
2007	665,168
Thereafter	4,008,713

The geographic concentration of the future minimum lease payments to be received is detailed as follows:

Location (in thousands)
Midtown Manhattan	$4,233,706
Greater Washington, D.C.	1,235,331
Greater Boston	1,472,107
Greater San Francisco	880,795
New Jersey and Pennsylvania	303,199

No one tenant represented more than 10.0% of the Company's total rental revenue for the years ended December 31, 2002, 2001 and 2000.

15.    Segment Reporting

The Operating Partnership has determined that its reportable segments are those that are based on the Operating Partnership's method of internal reporting, which classifies its operations by both geographic area and property type. The Operating Partnership's reportable segments by geographic area are Greater Boston, Greater Washington, D.C., Midtown Manhattan, Greater San Francisco, and New Jersey and Pennsylvania. Segments by property type include: Class A Office, Office/Technical, Industrial and Hotel.

Asset information by reportable segment is not reported, since the Operating Partnership does not use this measure to assess performance; therefore, the depreciation and amortization expenses are not allocated among segments. Development and management services revenue, interest and other revenue, general and administrative expenses, net derivative losses, losses on investments in securities and interest expense are not included in net operating income, as the internal reporting addresses these on a corporate level.

Net operating income is not a measure of operating results or cash flows from operating activities as measured by accounting principles generally accepted in the United States of America, and it is not indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity. All companies may not be using the same definition for net operating income. As discussed in Note 2 and effective as of July 1, 2002, the revenue and expenses of the hotel properties have been included in the operations of the Operating Partnership. The operations of the hotel properties were reflected in the periods prior to July 1, 2002 as a net lease payment in rental revenue and real estate tax expense in property operating expenses.

Information by Geographic Area and Property Type (dollars in thousands):

For the year ended December 31, 2002:

	Greater Boston	Greater Washington, D.C.	Midtown Manhattan	Greater San Francisco	New Jersey and Pennsylvania	Total
Rental Revenue:
Class A Office	$266,930	$217,928	$313,788	$220,153	$66,725	$1,085,524
Office/Technical	8,230	14,334	—	1,899	—	24,463
Industrial	1,019	—	—	659	762	2,440
Hotels	57,489	—	—	—	—	57,489

Total	333,668	232,262	313,788	222,711	67,487	1,169,916
% of Grand Totals	28.52%	19.85%	26.82%	19.04%	5.77%	100.00%
Rental Expenses:
Class A Office	99,653	60,501	97,203	77,222	25,072	359,651
Office/Technical	1,787	2,686	—	387	—	4,860
Industrial	332	—	—	70	139	541
Hotels	34,273	—	—	—	—	34,273

Total	136,045	63,187	97,203	77,679	25,211	399,325
% of Grand Totals	34.07%	15.82%	24.34%	19.45%	6.32%	100.00%

Net operating income	$197,623	$169,075	$216,585	$145,032	$42,276	$770,591

% of Grand Totals	25.64%	21.94%	28.11%	18.82%	5.49%	100.00%

For the year ended December 31, 2001:

	Greater Boston	Greater Washington, D.C.	Midtown Manhattan	Greater San Francisco	New Jersey and Pennsylvania	Total
Rental Revenue:
Class A Office	$226,573	$216,236	$180,360	$213,950	$65,689	$902,808
Office/Technical	7,837	14,445	—	2,022	—	24,304
Industrial	1,199	677	—	620	724	3,220
Hotels	32,330	—	—	—	—	32,330

Total	267,939	231,358	180,360	216,592	66,413	962,662
% of Grand Totals	27.83%	24.03%	18.74%	22.50%	6.90%	100.00%
Rental Expenses:
Class A Office	82,919	57,288	63,659	74,930	23,825	302,621
Office/Technical	1,871	2,495	—	357	—	4,723
Industrial	425	260	—	66	122	873
Hotels	5,781	—	—	—	—	5,781

Total	90,996	60,043	63,659	75,353	23,947	313,998
% of Grand Totals	28.98%	19.12%	20.27%	24.00%	7.63%	100.00%

Net operating income	$176,943	$171,315	$116,701	$141,239	$42,466	$648,664
% of Grand Totals	27.28%	26.41%	17.99%	21.77%	6.55%	100.00%

For the year ended December 31, 2000:

	Greater Boston	Greater Washington, D.C.	Midtown Manhattan	Greater San Francisco	New Jersey and Pennsylvania	Total
Rental Revenue:
Class A Office	$195,300	$204,903	$110,675	$183,367	$63,272	$757,517
Office/Technical	5,912	15,696	—	1,851	—	23,459
Industrial	1,921	1,348	—	586	714	4,569
Hotels	38,703	—	—	—	—	38,703

Total	241,836	221,947	110,675	185,804	63,986	824,248
% of Grand Totals	29.34%	26.93%	13.43%	22.54%	7.76%	100.00%
Rental Expenses:
Class A Office	72,104	55,308	39,666	63,650	22,085	252,813
Office/Technical	2,315	3,040	—	334	—	5,689
Industrial	553	452	—	58	117	1,180
Hotels	4,694	—	—	—	—	4,694

Total	79,666	58,800	39,666	64,042	22,202	264,376
% of Grand Totals	30.14%	22.24%	15.00%	24.22%	8.40%	100.00%

Net operating income	$162,170	$163,147	$71,009	$121,762	$41,784	$559,872

% of Grand Totals	28.97%	29.14%	12.68%	21.75%	7.46%	100.00%

The following is a reconciliation of net operating income to income before minority interests in property partnerships, income from unconsolidated joint ventures, gains (losses) on sales of real estate and land held for development, discontinued operations, cumulative effect of a change in accounting principle and preferred distributions:

	Year ended December 31,
	2002	2001	2000
Net operating income	$770,591	$648,664	$559,872
Add:
Development and management services	10,748	12,167	11,837
Interest and other	5,504	12,183	8,558
Less:
General and administrative	47,292	38,312	35,659
Interest expense	263,067	211,391	204,900
Depreciation and amortization	179,205	143,779	127,910
Net derivative losses	11,874	26,488	—
Loss from early extinguishment of debt	2,386	—	433
Losses on investments in securities	4,297	6,500	—

Income before minority interests in property partnerships, income from unconsolidated joint ventures, gains (losses) on sales of real estate and land held for development, discontinued operations, cumulative effect of a change in accounting principle and preferred distributions	$278,722	$246,544	$211,365

16.    Loss from Early Extinguishment of Debt

In accordance with SFAS 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections", effective for fiscal years beginning after May 15, 2002, any gain or loss on extinguishments of debt in prior periods that do not meet the criteria in Opinion 30 for classification as an extraordinary item shall be reclassified. During the years ended December 31, 2002, 2001 and 2000, the Operating Partnership recognized approximately $2.4 million, $0, and $.4 million, respectively, relating to the early extinguishment of debt, consisting primarily of payments of a prepayment fee and the write-off of unamortized deferred financing costs. These amounts have been reclassified from extraordinary items to "Loss from early extinguishment of debt" in the Consolidated Statements of Operations.

17.    Earnings Per Common Unit

Earnings per common unit has been computed pursuant to the provisions of SFAS No. 128. The following table provides a reconciliation of both net income and the number of common units used in the computation of basic earnings per common unit, which utilizes the weighted average number of common units outstanding without regard to the dilutive potential common units, and diluted earnings per common unit, which includes all units, as applicable. Included in the number of units (the denominator) below are approximately 20,472,000, 20,802,000 and 24,108,000 redeemable common units for the years ended December 31, 2002, 2001 and 2000, respectively.

For the year ended December 31, 2002
(in thousands, except per unit amounts)	Income (Numerator)	Units (Denominator)	Per Unit Amount
Basic Earnings Per Common Unit:
Income available to common unitholders	$539,700	113,617	$4.75
Effect of Dilutive Securities:
Stock Options and other	185	1,467	(.06)

Diluted Earnings Per Common Unit:
Income available to common unitholders	$539,885	115,084	$4.69
For the year ended December 31, 2001
(in thousands, except per unit amounts)	Income (Numerator)	Units (Denominator)	Per Unit Amount
Basic Earnings Per Common Unit:
Income available to common unitholders	$247,883	110,803	$2.24
Effect of Dilutive Securities:
Stock Options and other	244	2,198	(.04)

Diluted Earnings Per Common Unit:
Income available to common unitholders	$248,127	113,001	$2.20
For the year ended December 31, 2000
(in thousands, except per unit amounts)	Income (Numerator)	Units (Denominator)	Per Unit Amount
Basic Earnings Per Common Unit:
Income available to common unitholders	$195,865	95,532	$2.05
Effect of Dilutive Securities:
Stock Options	—	1,317	(.03)

Diluted Earnings Per Common Unit:
Income available to common unitholders	$195,865	96,849	$2.02

The Operating Partnership has included in its computation of diluted earnings per common unit certain stock options of Boston Properties, Inc. The Operating Partnership has included such stock options in its computation of diluted earnings per common unit because these individuals are employees of the Operating Partnership, and its relationship with Boston Properties, Inc. requires that at all times number of outstanding shares of Common Stock of Boston Properties, Inc. must equal the number of OP Units that Boston Properties, Inc. owns.

18.    Employee Benefit Plan

Effective January 1, 1985, the predecessor of the Operating Partnership adopted a 401(k) Savings Plan (the "Plan") for its employees. Under the Plan, as amended, employees as defined, are eligible to participate in the Plan after they have completed three months of service. Upon formation, the Operating Partnership adopted the Plan and the terms of the Plan.

Effective January 1, 2000, the Operating Partnership amended the Plan by increasing the Operating Partnership's matching contribution to 200% of the first 3% from 200% of the first 2% of participant's eligible earnings contributed (utilizing earnings that are not in excess of $200,000, indexed for inflation) and by eliminating the vesting requirement.

The Plan provides that matching employer contributions are to be determined at the discretion of the Operating Partnership. The Operating Partnership's matching contribution for the years ended December 31, 2002, 2001 and 2000 was $2.0 million, $1.8 million and $1.7 million, respectively.

19.    Stock Option and Incentive Plan and Stock Purchase Plan

The Company has established a stock option and incentive plan, on behalf of certain employees of the Operating Partnership, for the purpose of attracting and retaining qualified executives and rewarding them for superior performance in achieving the Company's business goals and enhancing stockholder value.

Under the plan, the number of shares of Common Stock available for issuance is 14,699,162 shares plus as of the first day of each calendar quarter after January 1, 2000, 9.5% of any net increase since the first day of the preceding calendar quarter in the total number of shares of Common Stock of the Company outstanding, on a fully converted basis (excluding Preferred Stock). At December 31, 2002, the number of shares available for issuance under the plan was 3,192,911.

Options granted under the plan become exercisable over a two, three or five year period and have terms of ten years. All options were granted at the fair market value of the Company's Common Stock at the dates of grant.

The Company issued 52,750, 44,842 and 34,822 shares of restricted stock under the plan during the years ended December 31, 2002, 2001 and 2000, respectively. The shares of restricted stock were valued at approximately $2.0 million ($37.70 per share), $1.8 million ($40.75 per share) and $1.1 million ($30.4375 per share) for the years ended December 31, 2002, 2001 and 2000, respectively. The restricted stock vests over a five-year period, with one-fifth of the shares vesting each year and has been recognized net of amortization as unearned compensation on the consolidated balance sheets. Compensation expense related to the restricted stock totaled $1.2 million, $0.6 million and $0.2 million for the years ended December 31, 2002, 2001 and 2000, respectively.

A summary of the status of the Company's stock options as of December 31, 2002, 2001 and 2000 and changes during the years ended December 31, 2002, 2001 and 2000 are presented below:

	Shares	Weighted Average Exercise Price
Outstanding at January 1, 2000	7,555,458	$31.20
Granted	1,072,750	$30.60
Exercised	(511,281)	$30.59
Canceled	(15,245)	$33.20

Outstanding at December 31, 2000	8,101,682	$31.15
Granted	3,247,250	$41.60
Exercised	(406,371)	$30.40
Canceled	(35,003)	$33.60

Outstanding at December 31, 2001	10,907,558	$34.28
Granted	1,423,000	$37.73
Exercised	(329,704)	$30.28
Canceled	(38,509)	$37.13

Outstanding at December 31, 2002	11,962,345	$34.80

The per share weighted-average fair value of options granted was $3.31, $5.01 and $3.79 for the years ended December 31, 2002, 2001 and 2000, respectively. The per share fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in 2002, 2001 and 2000.

	2002	2001	2000
Dividend yield	6.47%	5.72%	6.90%
Expected life of option	6 Years	6 Years	6 Years
Risk-free interest rate	3.32%	5.13%	6.51%
Expected stock price volatility	20%	20%	20%

The following table summarizes information about stock options outstanding at December 31, 2002:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/02	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable at 12/31/02	Weighted-Average Exercise Price
$25.00-$36.81	7,313,845	5.46 Years	$31.23	6,672,512	$31.14
$37.70-$42.12	4,648,500	7.95 Years	$40.41	1,876,592	$41.59

In addition, the Company had 4,999,346 and 3,397,714 options exercisable at weighted-average exercise prices of $31.37 and $32.11 at December 31, 2001 and 2000, respectively.

The Company adopted the 1999 Non-Qualified Employee Stock Purchase Plan (the "Stock Purchase Plan") to encourage the ownership of Common Stock by eligible employees. The Stock Purchase Plan became effective on January 1, 1999 with an aggregate maximum of 250,000 shares of Common Stock available for issuance. The Stock Purchase Plan provides for eligible employees to purchase at the end of the biannual purchase periods shares of Common Stock for 85% of the average closing price during the last ten business days of the purchase period. The Company issued 8,595, 8,538 and 11,105 shares with the weighted average fair value of the purchase right equal to $33.09 per share, $36.02 per share and $28.15 per share under the Stock Purchase Plan as of December 31, 2002, 2001 and 2000, respectively.

The Company applies Accounting Practice Bulletin No. 25 and related interpretations in accounting for its stock option and stock purchase plans. Accordingly, no compensation cost has been recognized.

The compensation cost under SFAS No. 123 for the stock performance-based plan would have been $9.4 million, $11.7 million and $12.0 million for the years ended December 31, 2002, 2001 and 2000, respectively. Had compensation cost for the Company's grants for stock-based compensation plans been determined consistent with SFAS No. 123, the Operating Partnership's net income available to common unitholders, and net income per common unit for 2002, 2001 and 2000 would approximate the pro forma amounts below:

	Year Ended December 31,
	2002	2001	2000
Net income available to common unitholders	$530,311	$236,229	$183,825
Net income per common unit — basic	$4.67	$2.13	$1.92
Net income per common unit — diluted	$4.61	$2.09	$1.90

The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to future anticipated awards.

20.    Selected Interim Financial Information (unaudited)

The tables below reflect the Operating Partnership's selected quarterly information for the years ended December 31, 2002 and 2001 (in thousands, except per unit amounts):

	2002 Quarter Ended
	March 31,	June 30,	September 30,	December 31,
Total revenue	$262,565	$277,498	$295,308	$350,797
Income from continuing operations	66,040	72,257	71,343	79,101
Net income available to common unitholders	67,908	67,285	87,182	317,325
Income available to common unitholders per common unit — basic	.61	.60	.76	2.74
Income available to common unitholders per common unit — diluted	.60	.59	.75	2.71
	2001 Quarter Ended
	March 31,	June 30,	September 30,	December 31,
Total revenue	$224,698	$247,167	$257,628	$257,519
Income from continuing operations	64,781	62,844	55,628	68,562
Income available to common unitholders before cumulative effect of a change in accounting principle	65,290	60,312	63,100	67,613
Net income available to common unitholders	56,858	60,312	63,100	67,613
Income available to common unitholders before cumulative effect of a change in accounting principle per common unit — basic	.59	.54	.57	.61
Income available to common unitholders before cumulative effect of a change in accounting principle per common unit — diluted	.57	.53	.55	.60

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

21.    Pro Forma Financial Information (unaudited)

The accompanying unaudited pro forma information for the year ended December 31, 2002 is presented as if the acquisition of 399 Park Avenue on September 25, 2002 and the dispositions of Fullerton Square on March 4, 2002, 7600, 7700, and 7702 Boston Boulevard on March 4, 2002, One and Two Independence Square on November 22, 2002, 2391 West Winton on December 2, 2002, the Candler Building on January 28, 2003, 875 Third Avenue on February 4, 2003 and 2300 N Street on March 18, 2003 had occurred prior to January 1, 2002. This pro forma information is based upon the historical consolidated financial statements and should be read in conjunction with the consolidated financial statements and notes thereto.

This unaudited pro forma information does not purport to represent what the actual results of operations of the Operating Partnership would have been had the above occurred, nor do they purport to predict the results of operations of future periods.

Year Ended December 31,
Pro Forma (in thousands, except per unit data)
2002
Total revenue	$1,231,946
Net income available to common unitholders	$280,281
Basic earnings per common unit:
Net income available to common unitholders	$2.47
Weighted average number of common units outstanding	113,617
Diluted earnings per common unit:
Net income available to common unitholders	$2.44
Weighted average number of common and common equivalent units outstanding	115,084

22.    Derivative Instruments and Hedging Activities

The Operating Partnership adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS No. 137 and SFAS No. 138 ("SFAS No. 133"), as of January 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires the recognition of all derivative instruments as assets or liabilities in the Operating Partnership's consolidated balance sheets at fair value. Changes in the fair value of derivative instruments that are not designated as hedges or that do not meet the hedge accounting criteria of SFAS No. 133 are recognized in earnings. For derivatives designated as hedging instruments in qualifying cash flow hedges, the effective portion of changes in fair value of the derivatives are recognized in accumulated other comprehensive income (loss) until the forecasted transactions occur and the ineffective portions are recognized in earnings.

On the date that the Operating Partnership enters into a derivative contract, it designates the derivative as (1) a hedge of the variability of cash flows that are to be received or paid in connection with a recognized liability (a "cash flow" hedge), or (2) an instrument that is held for non-hedging purposes (a "non-hedging" instrument). Changes in the fair value of a derivative that is highly effective as - and that is designated and qualifies as - a cash flow hedge, to the extent that the hedge is effective, are recorded in other comprehensive income, until earnings are affected by the hedged transaction (i.e. until periodic settlements of a variable-rate liability are recorded in earnings). Any hedge ineffectiveness (which represents the amount by which the changes in the fair value of the derivative exceed the variability in the cash flows of the forecasted transaction) is recorded in current-period earnings. Changes in the fair value of non-hedging instruments are reported in current-period earnings.

The Operating Partnership occasionally executes a financial instrument in which a derivative instrument is "embedded." Upon executing the financial instrument, the Operating Partnership assesses whether the economic characteristics of the embedded derivative are clearly and closely related to the economic characteristics of the remaining component of the financial instrument (i.e., the host contract) and whether a separate, non-embedded instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument. When it is determined that (1) the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract and (2) a separate, stand-alone instrument with the same terms would qualify as a derivative instrument, the embedded derivative is separated from the host contract, carried at fair value, and designated as either (1) a fair-value or cash flow hedge or (2) a trading or non-hedging derivative instrument. However, if the entire contract were to be measured at fair value, with changes in fair value reported in current earnings, or if the Operating Partnership could not reliably identify and measure the embedded derivative for purposes of separating that derivative from its host contract, the entire contract would be carried on the balance sheet at fair value and not be designated as a hedging instrument. Pursuant to SFAS No. 137, the Operating Partnership has selected January 1, 1999 as the transition date for embedded derivatives.

The Operating Partnership formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as cash flow hedges to (1) specific assets and liabilities on the balance sheet or (2) forecasted transactions. The Operating Partnership also assesses and documents, both at the hedging instrument's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows associated with the hedged items. When it is determined that a derivative is not (or has ceased to be) highly effective as a hedge, the Operating Partnership discontinues hedge accounting prospectively, as discussed below.

The Operating Partnership discontinues hedge accounting prospectively when (1) it determines that the derivative is no longer effective in offsetting changes in the cash flows of a hedged item; (2) the derivative expires or is sold, terminated, or exercised; (3) it is no longer probable that the forecasted transaction will occur; or (4) management determines that designating the derivative as a hedging instrument is no longer appropriate.

When the Operating Partnership discontinues hedge accounting because it is no longer probable that the forecasted transaction will occur in the originally expected period, the gain or loss on the derivative remains in accumulated other comprehensive income and is reclassified into earnings when the forecasted transaction affects earnings. However, if it is probable that a forecasted transaction will not occur by the end of the originally specified time period or within an additional two-month period of time thereafter, the gains and losses that were accumulated in other comprehensive income will be recognized immediately in earnings. In all situations in which hedge accounting is discontinued and the derivative remains outstanding, the Operating Partnership will carry the derivative at its fair value on the balance sheet, recognizing changes in the fair value in current-period earnings.

The Operating Partnership entered into interest rate protection agreements during 2000, generally for the purpose of fixing interest rates on variable rate construction loans in order to reduce the budgeted interest costs on the Operating Partnership's development projects, which would translate into higher returns on investment as the development projects come on-line. These interest rate protection agreements expire at varying dates through February 2005. Other derivatives are not linked to specific assets or liabilities but are used by the Operating Partnership to manage risk of the overall portfolio. Amounts included in accumulated other comprehensive loss related to the effective portion of cash flow hedges will be reclassified into earnings over the estimated life of the constructed asset.

Upon adoption of SFAS No. 133 on January 1, 2001, the Operating Partnership recorded an asset of approximately $0.2 million (included in prepaid expenses and other assets) and recorded a liability of approximately $11.4 million for the fair values of these agreements. The offset for these entries was to a cumulative effect of a change in accounting principle and accumulated other comprehensive loss, respectively. Finally, the Operating Partnership wrote-off deferred charges of approximately $1.6 million as a cumulative effect of a change in accounting principle.

The Operating Partnership's derivatives also include investments in warrants to purchase shares of common stock of other companies. Based on the terms of the warrant agreements, the warrants meet the definition of a derivative and accordingly must be marked to fair value through earnings. The Operating Partnership had been recording the warrants at fair value through accumulated other comprehensive loss as available-for-sale securities under SFAS No. 115. Upon adoption of SFAS No. 133 on January 1, 2001, the Operating Partnership reclassified approximately $6.9 million, the fair value of the warrants, from accumulated other comprehensive loss to a cumulative effect of a change in accounting principle.

During 2001, the Operating Partnership paid the fair value of the swap arrangement and two hedge contracts that were entered into during 2000 and part of 2001 in order to terminate the contracts. In addition, for the year ended December 31, 2001, the Operating Partnership recorded unrealized derivative losses through other comprehensive income of approximately $2.5 million, related to the effective portion of interest rate agreements. The Operating Partnership expects that within the next twelve months it will reclassify into earnings approximately $347,000 of the amount recorded in accumulated other comprehensive loss relating to these agreements.

During 2002, the Operating Partnership entered into treasury rate lock contracts designated and qualifying as a cash flow hedge to reduce its exposure to variability in future cash flows attributable to changes in the Treasury rate relating to a forecasted fixed rate financing. All components of the treasury rate lock agreements were included in the assessment of hedge effectiveness. The amount of hedge ineffectiveness was not material. The Operating Partnership terminated these contracts upon the issuance of the fixed rate debt, and paid approximately $3.5 million, which is reflected in other comprehensive income. The loss reflected in accumulated other comprehensive loss will be reclassified into earnings over the term of the fixed rate debt. The Operating Partnership expects that within the next twelve months it will reclassify into earnings approximately $351,000 of the amount recorded in accumulated other comprehensive loss relating to these agreements.

For the year ended December 31, 2002 and 2001, the Operating Partnership recorded net derivative losses of approximately $11.9 million and $26.5 million through earnings, which represented the total ineffectiveness of all cash flow hedges and other non-hedging instruments, the changes in value of the embedded derivatives and the change in value of the warrants. All components of each derivative's gain or loss were included in the assessment of hedge effectiveness, except for the time value of option contracts.

23.    Discontinued Operations and Sales of Real Estate

In October 2001, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes FASB SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting and reporting provisions for disposals of a segment of a business as addressed in APB Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale and addresses various implementation issues of SFAS No. 121. In addition, SFAS No. 144 extends the reporting requirements of discontinued operations to include components of an entity that have either been disposed of or are classified as held for sale. The Operating Partnership adopted SFAS No. 144 as of January 1, 2002.

During the three months ended March 31, 2003, the Operating Partnership disposed of three Class A office properties located in Baltimore, Maryland, Midtown Manhattan, New York and Washington, D.C. Due to the Operating Partnership's continuing involvement in the management of the Washington, D.C. property after the sale, the Operating Partnership has not categorized this property as discontinued operations in the accompanying Consolidated Statements of Operations.

During 2002, the Operating Partnership disposed of five office/technical properties located in Springfield, Virginia, one industrial property in Hayward, California and two Class A office properties in Washington, DC. Due to the Operating Partnership's continuing involvement in the management of the two Washington, DC properties through an agreement with the buyer, these properties are not categorized as discontinued operations in the accompanying consolidated statements of operations. As a result, the gain on sale related to the two Washington, DC properties, totaling approximately $228.9 million, has been reflected under the caption—gains (losses) on sales of real estate, in the consolidated statements of operations.

At December 31, 2002, the Operating Partnership had one Class A office property located in Midtown Manhattan, NY designated as held for sale. The Operating Partnership has ceased depreciation of this property, however, due to the Operating Partnership's anticipated continuing involvement in the management of the property after the sale, the Operating Partnership has not categorized this property as discontinued operations in the accompanying consolidated statements of operations.

The Operating Partnership's adoption of SFAS No. 144 resulted in the presentation of the net operating results of these qualifying properties sold during 2002 and 2003, as income from discontinued operations for all periods presented. In addition, SFAS No. 144 resulted in the gains on sale of these qualifying properties sold in 2002 totaling approximately $30.9 million to be reflected as gains on sales of real estate from discontinued operations in the accompanying consolidated statements of operations. The adoption of SFAS No. 144 did not have an impact on net income available to common unitholders. SFAS No. 144 only impacted the presentation of these properties within the consolidated statements of operations.

24.    Newly Issued Accounting Standards

In June 2001, the FASB issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001. SFAS No. 142 becomes effective beginning January 1, 2002. The Operating Partnership adopted both these pronouncements for the year ended December 31, 2002 and neither had a material impact on its results of operations, financial position or liquidity.

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 requires an entity to record a liability for an obligation associated with the retirement of an asset at the time the liability is incurred by capitalizing the cost as part of the carrying value of the related asset and depreciating it over the remaining useful life of that asset. The standard is effective beginning January 1, 2003. The adoption of SFAS No. 143 did not have a material impact on the Operating Partnership's results of operations, financial position or liquidity.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses how and when to measure impairment on long-lived assets and how to account for long-lived assets that an entity plans to dispose of either through sale, abandonment, exchange, or distribution to owners. The Operating Partnership adopted SFAS No. 144 as of January 1, 2002. See Note 23 for a discussion of the impact on the Operating Partnership from the adoption of SFAS No. 144.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" which updates, clarifies, and simplifies certain existing accounting pronouncements beginning at various dates in 2002 and 2003. The statement rescinds SFAS No. 4 and SFAS No. 64, which required net gains or losses from the extinguishment of debt to be classified as an extraordinary item in the income statement. The Operating Partnership anticipates that these gains and losses will no longer be classified as extraordinary items as they are not unusual and infrequent in nature. See Note 16 for a discussion of the impact on the Operating Partnership from the adoption of SFAS 145.

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which becomes effective beginning January 1, 2003. This statement requires a cost associated with an exit or disposal activity, such as the sale or termination of a line of business, the closure of business activities in a particular location, or a change in management structure, to be recorded as a liability at fair value when it becomes probable the cost will be incurred and no future economic benefit will be gained by the Operating Partnership for such termination costs, and costs to consolidate facilities or relocate employees. SFAS No. 146 supersedes Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity," which in some cases required certain costs to be recognized before a liability was actually incurred. The adoption of this standard did not have a material impact on the Operating Partnership's results of operations, financial position or liquidity.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," which provides guidance on how to transition from the intrinsic value method of accounting for stock-based employee compensation under APB No. 25 to SFAS No. 123's fair value method of accounting, if a company so elects. The adoption of this standard did not have a material impact on the Operating Partnership's results of operations, financial position or liquidity.

On April 30, 2003, the Financial Accounting Standards Board issued Statement No. 149 (SFAS 149), Amendment of Statement 133 on Derivative Instruments and Hedging Activities. FAS 149 amends and clarifies the accounting guidance on (1) derivative instruments (including certain derivative instruments embedded in other contracts) and (2) hedging activities that fall within the scope of FASB Statement No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities. SFAS 149 also amends certain other existing pronouncements, which will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. SFAS 149 is effective (1) for contracts entered into or modified after June 30, 2003, with certain exceptions, and (2) for hedging relationships designated after June 30, 2003. The guidance is to be applied prospectively. The Operating Partnership does not expect the adoption of SFAS No. 149 to have a material impact on its financial position or results of operations or cash flows.

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"). SFAS 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. The Company is currently assessing the impact of this statement.

In November 2002, the FASB issued FASB Interpretation No. 45 (FIN No. 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under a guarantee. FIN No. 45 clarifies the requirements of SFAS No. 5, "Accounting for Contingencies," relating to guarantees. In general, FIN No. 45 applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying that is related to an asset, liability, or equity security of the guaranteed party. The disclosure requirements of FIN No. 45 were effective to the Operating Partnership as of December 31, 2002, and require disclosure of the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor's obligations under the guarantee. The recognition requirements of FIN No. 45 are effective for guarantees issued or modified after December 31, 2002. The adoption of FIN No. 45 did not have a material impact on results of operations, financial position or liquidity.

In January 2003, the FASB issued FASB Interpretation No. 46 (FIN No. 46), "Consolidation of Variable Interest Entities." The objective of this interpretation is to provide guidance on how to identify a variable interest entity ("VIE") and determine when the assets, liabilities, non-controlling interests, and results of operations of a VIE need to be included in a company's consolidated financial statements. A company that holds variable interests in an entity will need to consolidate the entity if the company's interest in the VIE is such that the company will absorb a majority of the VIE's expected losses and/or receive a majority of the entity's expected residual returns, if they occur. FIN No. 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. The provisions of this interpretation became effective upon issuance. The adoption of this interpretation did not have a material impact on results of operations, financial position or liquidity.

25.    Related Party Transactions

The Company paid a printing company affiliated with Mr. Mortimer B. Zuckerman, Chairman of the Company's Board of Directors, approximately $76,000, $73,000 and $86,000 during the years ended December 31, 2002, 2001 and 2000, respectively, for printing services principally relating to the printing of the Company's annual report to shareholders. The selection of this company as the printer for the Company's annual report to shareholders was made through a bidding process open to multiple printing companies.

The Operating Partnership paid aggregate leasing commissions of approximately $591,000, $571,000 and $734,000 during the years ended December 31, 2002, 2001 and 2000, respectively, to a firm controlled by Mr. Raymond A. Ritchey's brother. Mr. Ritchey is an Executive Vice President of the Operating Partnership. Substantially all of these payments were made by two joint ventures in which the Operating Partnership had a 50% interest. The terms of the related agreement are at least as favorable to the Operating Partnership as arrangements with other brokers in comparable markets.

Mr. Martin Turchin, a director of the Company, is a non-executive/non-director Vice Chairman of Insignia. Through an arrangement with Insignia that has been in place since 1985, Turchin & Associates, an affiliate of Mr. Turchin, participates in brokerage activities for which Insignia is retained as leasing agent, some of which involve leases for space within buildings owned by the Operating Partnership. For the years ended December 31, 2002, 2001, and 2000, Turchin & Associates has advised the Operating Partnership that it has received approximately $116,000, $943,000 and $437,000, respectively, from Insignia attributable to properties owned by the Operating Partnership. Of this amount, $0.7 million is in conjunction with funds that the Operating Partnership owed to Insignia related to the acquisition of 280 Park Avenue. The total amount that was paid to Turchin & Associates, excluding amounts paid related to obligations assumed in connection with the acquisition of 280 Park Avenue, represents approximately 4.83% of the total amount paid to Insignia by the Operating Partnership since the date Mr. Turchin became a director of the Company in 1997. Pursuant to its arrangement with Insignia, Turchin & Associates has confirmed to the Operating Partnership that it is paid on the same basis with respect to properties owned by the Operating Partnership as it is with respect to properties owned by other clients of Insignia. Mr. Turchin does not participate in any discussions or other activities relating to the Operating Partnership's contractual arrangements with Insignia either in his capacity as a member of the Company's Board of Directors or as a Vice Chairman of Insignia.

The Company is an internally managed REIT with a so called "UPREIT" structure and as such the Company cannot hold any assets or conduct any business other than through the Operating Partnership. There are no management or similar contracts between the Operating Partnership and the Company, insofar as the consolidated group operates as a single, internally managed enterprise of which the Company is the holding company. The Company is the general partner of the Operating Partnership and as such manages the Operating Partnership. The Company has no source of revenue other than on its equity interests in the Operating Partnership. The accounts of the Operating Partnership are consolidated with those of the Company and the same personnel services both companies. Accordingly, all expenses of the Company relate to the business and operations of the Operating Partnership and are therefore paid directly or reimbursed by the Operating Partnership. The only transactions between the Company and the Operating Partnership consist of (i) contributions by the Company of consideration received from issuances of its capital stock in consideration of the issuance by the Operating Partnership of common or preferred units to the Company, (ii) distributions by the Operating Partnership to the Company with respect to outstanding common and preferred units held by the Company and (iii) reimbursements of expenses incurred by the Company as general partner, including legal, accounting and other professional expenses.

Until June 30, 2002 ZL Hotel LLC, an entity affiliated with Mortimer B. Zuckerman, the Company's Chairman, and Edward H. Linde, the Company's President and Chief Executive Officer, leased the Operating Partnership's three hotel properties. All three leases were terminated effective June 30, 2002. Two of the leases (covering the Marriott Long Wharf and Cambridge Center Marriott hotels) expired by their terms on June 30, 2002 without any termination payments due. The third lease, covering the Cambridge Residence Inn by Marriott, was terminated before the end of its term, but pursuant to the terms of the lease no payment was owed to ZL Hotel LLC in connection with the early termination. Each of the leases was for a five year term and provided for a combination of base rent and percentage payments depending on whether the hotel's performance exceeded negotiated breakpoints. During 2002 (for the six-month period ended June 30, 2002), 2001 and 2000 the Operating Partnership received lease payments from ZL Hotel LLC in the aggregate amounts of approximately $12.2 million, $31.3 million and $38.1 million, respectively.

26.    Subsequent Events

On January 17, 2003, the Operating Partnership closed an unregistered offering of an additional $175.0 million in aggregate principal amount of its 6.25% senior unsecured notes due January 15, 2013. The notes were priced at 99.763% of their face amount to yield 6.28%. The Operating Partnership used the net proceeds to repay the remaining balance of its unsecured bridge loan totaling approximately $105.7 million, to repay certain construction loans maturing in 2003 totaling approximately $60.0 million and for general business purposes.

On January 17, 2003, the Operating Partnership extended its $605.0 million unsecured revolving credit facility (the "Unsecured Line of Credit") for a three year term expiring on January 17, 2006 with a provision for a one year extension. Outstanding balances under the Unsecured Line of Credit bear interest at a variable rate of Eurodollar + 0.70%. The interest rate is subject to adjustment in the event of a change in the Operating Partnership's unsecured debt ratings. The Unsecured Line of Credit contains a competitive bid option that allows the Operating Partnership to bid out loan advances at a reduced Eurodollar rate.

On March 18, 2003, the Operating Partnership closed an unregistered offering of $300.0 million in aggregate principal amount of its 5.625% senior unsecured notes due April 15, 2015. The notes were priced at 99.898% of their face amount to yield 5.636%. The Operating Partnership used the net proceeds to refinance the mortgage debt on Five Times Square and for other general business purposes. The notes have been reflected net of discount in the Consolidated Balance Sheets.

During the three months ended March 31, 2003, the Operating Partnership disposed of three Class A office properties. On January 28, 2003, the Operating Partnership disposed of the Candler Building, a Class A office property located in Baltimore, Maryland, for net proceeds of approximately $61.9 million, which approximated the carrying value. This property has been categorized as discontinued operations in the accompanying Consolidated Statements of Operations. On February 4, 2003, the Operating Partnership disposed of 875 Third Avenue, a Class A office property located in Midtown Manhattan, New York for net proceeds of approximately $348.9 million, resulting in a gain on sale of approximately $91.7 million. This property has been categorized as discontinued operations in the accompanying Consolidated Statements of Operations. The Operating Partnership's adoption of SFAS No. 144 resulted in the presentation of the net operating results of the qualifying properties sold during 2003, as income from discontinued operations for all periods presented. The adoption of SFAS No. 144 did not have an impact on net income available to common unitholders. SFAS No. 144 only impacted the presentation of these properties within the consolidated statements of operations. On March 18, 2003, the Operating Partnership disposed of 2300 N Street, a Class A office property located in Washington, D.C., for net proceeds of approximately $111.5 million, resulting in a gain on sale of approximately $64.7 million. Due to the Operating Partnership's continuing involvement in the management of the property after the sale, the Operating Partnership has not categorized this property as discontinued operations in the accompanying Consolidated Statements of Operations.

On April 1, 2003, the Operating Partnership acquired the remaining 50% outside interest in its Discovery Square joint venture for cash of approximately $18.3 million and the assumption of mortgage debt on the property of approximately $32.4 million. Subsequent to the acquisition, the Operating Partnership repaid in full the mortgage debt on the property totaling approximately $64.8 million.

On April 1, 2003, the Operating Partnership repaid all amounts outstanding under its construction loan secured by Shaws Supermarket totaling $21.5 million.

On April 14, 2003, the Operating Partnership refinanced the mortgage debt collateralized by its Five Times Square property in New York City totaling approximately $376.7 million utilizing proceeds from the $300 million offering of its senior unsecured notes in March 2003.

In April 2003, Mr. Zuckerman, Chairman of the Board of Directors of Boston Properties, Inc., acquired from a third party investor an office building located at 2400 N Street, N.W. in Washington D.C., in which a Company affiliated with Mr. Zuckerman leases 100% of the building. The Operating Partnership has managed this property under a third party management contract for many years. This transaction was approved in advance by the independent members of the Board of Directors of Boston Properties, Inc. Following the closing, the Operating Partnership continues to manage this property under a customary contract with Mr. Zuckerman on terms comparable with other third party property management agreements that the Operating Partnership currently has in place.

On May 22, 2003, the Operating Partnership closed an offering of $250 million in aggregate principal amount of its 5.00% senior unsecured notes due June 1, 2015. The notes were priced at 99.329% of their face amount to yield 5.075%.

On May 22, 2003, the Operating Partnership repaid its construction loan secured by 2600 Tower Oaks Boulevard totaling $31.0 million.